Filed pursuant to Rule 424(b)(4)

Registration No. 333-182338

Prospectus	$244.03	August 23, 2012

10,112,310 SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE OF FUTURE HEALTHCARE OF AMERICA BEING SPUN-OFF BY ITS PARENT, WIZZARD SOFTWARE CORPORATION   (“WZE”)

10,112,310 shares of common stock, par value $0.001 per share (the “Shares”) of Future Healthcare of America (“FHA” or the “Registrant” or “we,” “our” or “us” as applicable) are being spun-off hereby by Wizzard Software Corporation, a Colorado corporation (“Wizzard” or “WZE”).  FHA is currently a wholly-owned subsidiary of WZE and FHA owns all of the issued and outstanding shares of common stock of Interim Healthcare of Wyoming, Inc.,(“Interim”) a Wyoming corporation.  FHA has no material operations and may be deemed to be a holding company with respect to Interim.  Interim will maintain all of the businesses, assets and liabilities that it holds immediately before the effectuation of the spin-off (and, accordingly, WZE post-spin-off will have no businesses, assets or liabilities of Interim).

FHA is an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

We are furnishing this Prospectus to provide information to holders of WZE who will be issued FHA shares in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of FHA’s securities or those of WZE. The information contained in this Prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither FHA nor WZE are required to update the information except in the normal course of our public disclosure obligations and practices.

The spin-off is a precondition to the closing of WZE’s acquisition of Digital Entertainment International Ltd., a company organized under the laws of the Hong Kong Special Administrative Region.  This acquisition was approved by WZE’s stockholders at the annual shareholder meeting held on July 30, 2012.   No stockholder approval of the spin-off is required, and none is being sought.  Neither WZE nor FHA is asking you for a proxy.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on Page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense

No person is authorized to give any information not contained in the prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized.

UNTIL NOVEMBER 21, 2012 (90 DAYS AFTER THE DATE HEREOF), ANY BROKER-DEALER EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A CURRENT COPY OF THIS PROSPECTUS.  THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A COPY OF THIS PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

Table of Contents

PROSPECTUS SUMMARY

3

The Offering

3

SUMMARY FINANCIAL DATA

5

RISK FACTORS

6

THE SPIN-OFF

12

DIVIDEND POLICY

16

RELATED PARTY TRANSACTIONS

16

FHA AND WZE

18

SELECTED FINANCIAL DATA

30

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

36

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

36

Results of Operations

36

APPLICATION OF PROCEEDS

39

MARKET PRICE OF COMMON STOCK AND RELATED MATTERS

39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

39

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE                                                                                                                                                                           40

RELATIONSHIP BETWEEN FHA AND WZE FOLLOWING THE SPIN-OFF

40

ABSENCE OF PUBLIC MARKET AND DIVIDEND POLICY

43

CAPITALIZATION

44

DILUTION

44

DESCRIPTION OF CAPITAL STOCK

44

SHARES ELIGIBLE FOR FUTURE SALES

47

LEGAL MATTERS

47

INTEREST OF NAMED EXPERTS AND COUNSEL

47

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                                                                                                                                                                                                      48

WHERE YOU CAN FIND MORE INFORMATION

48

Financial Statements

F-1

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.  All references in this Prospectus to Shares are as of August 14, 2012, unless otherwise specified.  Prospective investors should carefully consider the information set forth under the heading “Risk Factors.”

The Offering

The following is a summary of some of the information contained in this Prospectus. In addition to this Summary, FHA urges you to read the entire prospectus carefully, including the risks of investing in its common stock discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Interim’s and WZE’s financial statements and the notes thereto included in this Prospectus. As used in this Prospectus, references to “WZE” refer to Wizzard Software Corporation and references to “Interim” refer to Interim Healthcare of Wyoming, Inc., and references to “FHA” refer to Future Healthcare of America.

WZE

Wizzard Software Corporation (“WZE”) is a Colorado corporation located at 5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213 (Telephone: 412-621-0902).   WZE, through its subsidiary, Webmayhem, Inc., a Pennsylvania corporation doing business as “Liberated Syndication” (“Libsyn”) is in the business of podcast hosting and media services.  WZE also offers through Interim, which is a wholly-owned subsidiary of FHA, home healthcare services.  FHA is itself a wholly-owned subsidiary of WZE, and it is this entity that WZE intends to spin-off to its stockholders.  WZE’s potential success relies largely on the ability to scale the operations of the Media business.  WZE has been involved in the operations of the Libsyn subsidiary and other ventures.  In addition, on April 5, 2012, WZE entered into a Share Exchange Agreement by which it agreed to acquire all of the issued and outstanding shares of capital stock of Digital Entertainment International Ltd., a company organized under the laws of the Hong Kong Special Administrative Region (the “Digital HKCo”).  The closing of the Share Exchange Agreement is subject to numerous contingencies, including the effectuation of the spin-off of FHA.  At such time as the Share Exchange Agreement is closed, as to which there can be no assurance, the operations of WZE will also include those of the Digital HKCo, which is engaged in the media business in China.

Relationship between WZE and FHA Before the Spin-off (See p. 20)

Currently FHA is a wholly-owned subsidiary of WZE. FHA’s mailing address and telephone number is those of WZE:  5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213 (Telephone: 412-621-0902).  In addition, FHA maintains business offices at 1010 East First Street, Suite A, Casper, Wyoming 82601.  On or prior to the spin-off date, WZE will transfer to FHA any and all of the assets and liabilities employed in FHA’s and Interim’s business operations to FHA (cumulatively referred to in this Prospectus as the “restructuring”).  After the spin-off, FHA will be an independent public company, and any relationship between FHA and WZE thereafter will be limited to the terms of the respective Separation Agreement and Tax Matters Agreement outlined below.  For a more detailed description of these relationships, see the section entitled “Relationship Between FHA and WZE Following the Spin-Off.”

Recent Developments

None

The Spin-Off (See p. 14)

See “The Spin-Off,” beginning on page 14, for a more detailed description of the matters described below.

Shares Issued

FHA will issue to all WZE shareholders on the effective date of the spin-off a pro rata distribution of the following (based on the number of shares outstanding as of September 5, 2012) in dividend for the following: (i) 10,112,310 shares of FHA common stock on the 10,112,310 outstanding common shares of WZE.

Spin-Off Date

The spin-off date is September 5, 2012.  Holders of record of WZE at the close of business on September 5, 2012 will become entitled to receive the FHA common shares as outlined above.  In addition, their rights as holders of common shares of WZE will continue.

Spin-Off Ratio

Pursuant to the FHA common stock spin-off and associated distributions outlined above, there will be a dividend to WZE shareholders of FHA common stock based on 1 for 1 (100%) of the outstanding common shares of WZE.

Securities to be Distributed

Based on the information available to us as of August 14, 2012, FHA estimates that approximately 10,112,310 shares of FHA common stock will be issued on approximately 9,088,073 WZE common shares outstanding, and 1,024,237 WZE warrants and options that are currently outstanding but that we expect to be exercised before the date of the spin-off. The exact number of shares of FHA common stock to be distributed in connection with this spin-off will be determined based on the number of shares of WZE outstanding on the spin-off date.

As part of the spin-off, FHA will be adopting a book-entry share transfer and registration system for its common stock. Instead of receiving physical share certificates, registered holders who currently hold certificates representing WZE will receive, for every share of WZE held on the spin-off date, one share of FHA common stock credited to book-entry accounts established for them by FHA’s transfer agent.

Holders of WZE who hold shares in book-entry registered form do not need to take any action to receive their FHA shares.

FHA’s transfer agent will mail an account statement to each registered holder stating the number of shares of FHA common stock credited to such holder’s account.  After the distribution, such holders may request that their shares of FHA common stock be transferred to a brokerage or other account at any time without charge. For stockholders who own WZE shares through a broker or other nominee, their shares of FHA common stock will be credited to their account by the broker or other nominee.

Certain U.S. Federal Income Tax Consequences of the Spin-Off	The spin-off will be taxable to the recipient, as with any dividend.
Secondary Market

While there is a public market for shares of WZE (trading on NYSE MKT Exchange), there is currently no public market for FHA common stock.  FHA intends to apply for quotations of its common stock on the OTC Bulletin Board (the “OTCBB”) under a symbol yet to be determined.  FHA expects that trading on the OTCBB in FHA common stock will begin on the effective date of the spin-off, although there can be no assurance that we will be successful in this regard.

Relationship Between FHA and WZE Following the Spin-Off

FHA and WZE after the spin-off will provide for the allocation of employee benefits, tax and other liabilities and obligations attributable to periods before the spin-off. These also include arrangements with respect to interim services and a number of ongoing commercial relationships. For a more detailed description of these arrangements, see the section entitled “Relationship Between FHA and WZE Following the Spin-Off.”

Dividend Policy	Following this share distribution, neither WZE nor FHA anticipates paying any dividends on their respective common stock in the foreseeable future.
Appraisal Rights	Holders of WZE common shares have no dissenters’ rights of appraisal in connection with this spin-off of FHA common shares.
Transfer Agent and Registrar

Interwest Transfer Company Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117 is our stock transfer company.  Telephone: 801-272-9294; Fax: 801-277-3147; E-mail Address: Melinda@interwesttc.com.

Risk Factors	See the section entitled “Risk Factors” beginning on page 8 for a discussion of some of the factors you should carefully consider in connection with this spin-off.

SUMMARY FINANCIAL DATA

The Summary Financial Information, all of which has been derived from audited and unaudited financial statements included elsewhere in this Prospectus, reflects the operations of Interim for its operating history.  This information should be read in conjunction with the financial statements (audited as of and for each of the years ended December 31, 2011 and 2010, respectively contained in Appendix F and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Current Assets	December 31, 2011
Current Assets	$953,008
Non-current Assets	$1,278,523
Current liabilities	$137,185
Long Term Liabilities	$0

	Year ended December 31,
(in thousands, except per share data)	2011	2010	2009	2008	2007
OPERATING DATA:
Total revenue	3,426	3,099	2,905	3,933	3,339
Net income / ( loss)	(347)	16	(27)	241	347
Net loss available to common stockholders	(347)	16	(27)	241	347
Basic and diluted net loss per common stockholder	(347.44)	15.80	(27.39)	240.55	347.20

	As of December 31,
(in thousands)	2011	2010	2009	2008	2007
BALANCE SHEET DATA:
Working capital	816	472	579	964	652
Net property, plant and equipment	4	10	19	32	108
Goodwill	1,190	1,920	1,920	1,920	1,920
Total assets	2,231	2,454	2,584	3,056	2,987
Current liabilities	137	53	66	140	312
Total liabilities	137	164	166	140	363
Total stockholder’s equity	2,094	2,290	2,418	2,916	2,508

RISK FACTORS

You should carefully consider each of the following risks and uncertainties associated with the spin-off, ownership of WZE common stock and FHA common stock and FHA’s business generally, as well as all of the other information set forth in this Prospectus.

Generally

The occurrence of any of the risks or uncertainties described below could significantly and adversely affect our business, prospects, financial condition and operating results.  Additional risks and uncertainties not currently known to FHA or WZE, or risks that currently are deemed immaterial may also impair our business. In any event, the trading price of WZE’s common stock (and FHA’s common stock, if any trading market develops for such stock) could decline, and the investor could lose part or all of his investment. The following are representative of those risks.   Such summary is not intended to be exhaustive of risks that are or may become relevant.

Investors should carefully consider the information presented below, including risks relating to FHA’s operations, uncertain market acceptance, competition, regulation, future capital needs and dependence on key personnel.

THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.   RECIPIENTS OF FHA SHARES RECEIVED IN THIS SPIN-OFF SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS.  EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN FHA COMMON STOCK. THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

Risk Factors Relating to the Spin-Off

FHA may be unable to make the changes necessary to operate as an independent entity or may incur greater costs, which could prevent it from operating profitably.

Interim was incorporated in Wyoming in 1991, and operates as a wholly owned subsidiary of FHA.  FHA does not have any material operations of its own and it may be deemed to be a holding company with respect to Interim. Following the spin-off, WZE will have no obligation (beyond that provided in the Separation Agreement) to provide financial, operational or organizational assistance to FHA.  As a consequence, FHA may not be able to implement successfully the changes necessary to operate independently.  FHA may also incur additional costs relating to operating independently that would cause its available funds to decline materially.  These costs include, but are not limited to, salaries for an executive team, investor relations, accounting and auditing services, legal fees and transfer agent costs.    FHA cannot assure you that once it becomes a stand-alone company, it will be profitable.

In addition, agreements that FHA has entered into in connection with the spin-off may require FHA’s and Interim’s business to be conducted differently than previously conducted and will cause its relationship with WZE to be different from what it has historically been. Historically, Interim has utilized the executive management team of WZE. Daily functions have been performed by WZE, which will become the responsibility of FHA.  These include maintaining accounting records; payment of bills; maintenance of the general ledger; producing financial results and providing information to the Franchisor.  WZE’s personnel provide the GAAP knowledge and accounting function. In the future, FHA may hire new personnel to perform these functions, in which case FHA will have to make the necessary changes in order to have a team with the appropriate knowledge.  In addition, there will be a time period during which new personnel will have to learn the systems.  Also, WZE’s executive team has provided the direction and leadership necessary for the growth experienced by Interim.  If FHA adds to these team members, they will not necessarily set the same direction as the WZE executive team.  These differences may harm FHA’s operating results and financial condition.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the spin-off of FHA common stock to holders of Wizzard common stock in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

Wizzard has not obtained a ruling from the IRS that the spin-off will qualify as a tax-free transaction under Section 355 of the Code and a tax-free reorganization under Section 368(a)(1)(D) of the Code. On the basis of Wizzard’s position and opinion only and assuming that Wizzard common stock is a capital asset in the hands of a Wizzard stockholder on the distribution date:

•

holders of Wizzard common stock should apportion the tax basis of their Wizzard common stock between such Wizzard common stock and FHA common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off;

•

the holding period for FHA common stock received in the spin-off by holders of Wizzard common stock should include the period during which such holders held the Wizzard common stock with respect to which the spin-off was made.

Each Wizzard stockholder receiving shares of FHA common stock in the spin-off should be treated as if such stockholder had received a distribution in an amount equal to the fair market value of FHA common stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of Wizzard’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis in Wizzard common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the Wizzard common stock. Any such gain would generally be a capital gain if the Wizzard common stock is held as a capital asset on the distribution date.

For a more detailed discussion, see the section entitled “Relationship Between FHA and WZE Following the Spin-Off—Arrangements Between FHA and WZE Relating to the Spin-Off” and “Tax Matters Agreement.”  WZE’s indemnification obligations to FHA and its subsidiaries, officers and directors are not limited by any maximum amount.

Registrant’s Accounting and Management Systems and Resources May Be Inadequate.

FHA’s accounting and other management systems and resources may not be adequate to meet the financial reporting and other requirements to which FHA will be subject following the spin-off.  If FHA is unable to achieve and maintain effective internal controls, its operating results and financial condition could be harmed.

Prior to the spin-off, FHA was not directly subject to reporting and other requirements of the Securities Exchange Act of 1934 (the “Exchange Act”).  As a result of the spin-off, FHA will  be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of  2002 (“Sarbanes-Oxley”). Sarbanes-Oxley will require annual management assessments of the effectiveness of FHA’s internal controls over financial reporting. FHA’s reporting and other obligations will place significant demands on its management and administrative and operational resources, including accounting resources.

To comply with these requirements, FHA may need to upgrade its systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and finance staff.  If FHA is unable to upgrade its systems and procedures in a timely and effective fashion, it may not be able to comply with its financial reporting requirements and other rules that apply to public companies.  In addition, if FHA is unable to conclude that its internal controls over financial reporting are effective, FHA could lose investor confidence in the accuracy and completeness of its financial reports. Any failure to achieve and maintain effective internal controls could harm FHA’s operating results and financial condition.

FHA’s success will depend on its ability to retain key employees and recruit key management personnel.

One of FHA’s primary assets is its highly-skilled personnel.  These personnel could leave FHA and so deprive FHA of the skill and knowledge essential for performance of its existing and new business. Some of FHA’s employees may have additional or different responsibilities following the spin-off as a result of the fact that FHA will be an independent public company.  If any of FHA’s key personnel leaves for one of these or any other reason(s), it could harm FHA’s operating results and financial condition.

The spin-off arrangements between FHA and WZE require FHA to indemnify, defend and hold harmless WZE and their respective successors.

FHA negotiated and entered into the spin-off arrangements as a subsidiary of WZE.  Had these arrangements been negotiated with unaffiliated third parties, their terms might have been more favorable to FHA.

FHA shall have responsibility for all liabilities under any Employee arrangements; as well as all service related liabilities whether for current or former Interim employees, and any independent contractors, temporary employees or consultants.

WZE and Interim will be responsible for payroll tax obligations and for the proper reporting to the appropriate Governmental Authorities of compensation earned by their respective employees after the Dividend Date, including compensation related to the exercise of options.

These arrangements require WZE to assume and/or indemnify FHA for, among other things, all past, present and future liabilities related to our business.  FHA will indemnify, defend and hold harmless WZE and their respective successors and assigns from, against all past, present and future liabilities related to our business

Risk Factors Relating to FHA Common Stock

There is no public market for FHA’s common stock.

There is currently no public market for FHA’s common stock.  Prior to the completion of the spin-off, FHA will submit to a market maker the information that is required by Rule 15c2-11 of the SEC.  This information will be subject to review and final approval of FINRA, and we cannot assure you as to when we will be able to successfully complete this review process.  Unless and until we are successful in this regard, there will be extremely limited liquidity for FHA’s shares of common stock.

The market price and trading volume of FHA common stock may be volatile and may face negative pressure.

Before the spin-off, there was a trading market for WZE’s common stock but not for the shares of the FHA common stock.  WZE’s common stock will continue to be traded publicly while the FHA shares issued in the spin-off will trade publicly for the first time following the spin-off. Until, and possibly even after, orderly trading markets develop for FHA stock, there may be significant fluctuations in price. Investors’ interest may not lead to a liquid trading market and the market price of FHA common stock may be volatile. This may result in short- or long-term negative pressure on the trading price of shares of FHA common stock—or that of WZE.

The market price of FHA’s common stock may be volatile due to the risks and uncertainties described in this “Risk Factors” section, as well as other factors that may affect the market price, such as:

•

Conditions and publicity regarding the home healthcare, and health insurance industries generally;

•

Price and volume fluctuations in the stock market at large which do not relate to FHA’s operating performance; and

•

Comments by securities analysts or government officials, including those with regard to the viability or profitability of the home healthcare sector generally or with regard to our ability to meet market expectations.

The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies.

The market value of a share of FHA common stock received in the spin-off might be less than the market value of a share of WZE before the spin-off.

If the spin-off is completed as currently contemplated, holders of WZE shares will, after the spin-off, hold common stock of both WZE and FHA.  Because the two companies will largely be independent of each other thereafter, FHA cannot assure you that the public market for its common stock will be similar to the public market for that of WZE. Ultimately, the value of each share of FHA common stock will be principally determined in trading markets and could be influenced by many factors, including FHA’s operations, the growth and expansion of its business, investors’ expectations of its prospects, its credit worthiness, trends and uncertainties affecting the industries in which FHA competes, future issuances and repurchases of FHA common stock and general economic and other conditions. The market value of FHA’s common stock could be less than the market value before the spin-off or that of WZE’s market value aggregated with that of FHA.  In addition, the trading price of FHA common stock may decline following the spin-off.

Failure to meet financial expectations could have an adverse impact on the market price of FHA’s common stock.

FHA’s ability to achieve its financial targets is subject to a number of risks, uncertainties and other factors affecting its business and the home healthcare industry generally, many of which are beyond FHA’s control. These factors may cause actual results to differ materially. FHA describes a number of these factors throughout this document, including in these Risk Factors and in the section entitled “Special Note Regarding Forward-Looking Statements.”  FHA cannot assure you that it will meet these targets. If FHA is not able to meet these targets, it could harm the market price of its common stock.

Future sales of FHA stock could adversely affect its stock price and its ability to raise capital in the future.

Sales of substantial amounts of FHA common stock could harm the market price of its stock. This also could harm FHA’s ability to raise capital in the future. The shares issued in the spin-off will be freely tradable without restriction under the Securities Act of 1933 (the “Securities Act”) by persons other than “affiliates,” as defined under the Securities Act. Any sales of substantial amounts of FHA common stock in the public market, or the perception that those sales might occur, could harm the market price of FHA’s common stock.

Neither FHA nor WZE will solicit the approval of its stockholders for the issuance of authorized but unissued shares of FHA common stock unless this approval is deemed advisable by our board of directors or is required by applicable law, regulation or any applicable stock exchange listing requirements. The issuance of those shares could dilute the value of FHA’s outstanding shares of common stock.

Risk Factors Relating to FHA’s Business

FHA may pursue acquisitions, investments or other strategic relationships or alliances, which may consume significant resources, may be unsuccessful and could dilute holders of its common stock.

Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, operating losses, and expenses that could have a material adverse effect on FHA’s financial condition and operating results. Acquisitions involve numerous other risks, including:

•

Diversion of management time and attention from daily operations;

•

Difficulties integrating acquired businesses, technologies and personnel into FHA’s business;

•

Inability to obtain required regulatory approvals and/or required financing on favorable terms;

•

Entry into new markets in which FHA has little previous experience;

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Potential loss of key employees, key contractual relationships or key customers of acquired companies or of FHA; and

•

Assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

If these types of transactions are pursued, it may be difficult for FHA to complete these transactions quickly and to integrate these acquired operations efficiently into its current business operations. Any acquisitions, investments or other strategic relationships and alliances by FHA may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges.

FHA’s business activities are highly regulated and new and proposed government regulation or legislative reforms could increase FHA’s cost of doing business, reduce its revenues, profitability and liquidity or subject FHA to additional liability.

FHA’s reimbursements for home healthcare services are subject to substantial federal and state regulation. These laws and regulations, along with the terms of FHA’s contracts and licenses, regulate how FHA does business, what services are offered and how FHA interacts with its customers, providers and the public. Laws and regulations applicable to FHA’s businesses are subject to frequent change and varying interpretations. Changes in existing laws or regulations, or their interpretations, or the enactment of new laws or the issuance of new regulations could adversely affect FHA’s business by, among other things:

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Imposing additional license or registration requirements;

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Increasing administrative and other costs;

•

Forcing FHA to restructure its relationships with providers; or

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Requiring FHA to implement additional or different programs and systems.

Although FHA believes it can structure its operations to comply with the laws and regulations applicable to it, government officials charged with responsibility for enforcing such laws and regulations are entitled to audit FHA’s operations and may in the future assert that FHA (or transactions in which it is involved) are in violation of these laws or courts may ultimately interpret such laws in a manner inconsistent with FHA’s interpretation. Therefore, it is possible that future legislation and regulation and the interpretation of existing and future laws and regulations could have a material adverse effect on FHA’s ability to operate home healthcare agencies.

FHA is required to comply with laws governing the transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.

Regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, require FHA to comply with standards regarding the exchange of health information within the company itself and with third parties, including healthcare providers, business associates and FHA’s customers. These regulations include standards for common healthcare transactions, including claims information, plan eligibility, and payment information; unique identifiers for providers and employers; security; privacy; and enforcement. HIPAA also provides that to the extent that state laws impose stricter privacy standards than HIPAA privacy regulations, a state seeks and receives an exception from the Department of Health and Human Services regarding certain state laws, or state laws concern certain specified areas, such state standards and laws are not preempted.

FHA believes it can comply with the HIPAA guidelines for the adoption and implementation of appropriate policies and procedures for privacy, for transactions and code sets and for security standards. Given HIPAA’s complexity and the possibility that the regulations may change and may be subject to changing and perhaps conflicting interpretation, FHA’s ongoing ability to comply with the HIPAA requirements is uncertain. Furthermore, a state’s ability to promulgate stricter laws, and uncertainty regarding many aspects of such state requirements, make compliance with applicable health information laws more difficult. Sanctions for failing to comply with the HIPAA health information provisions include criminal penalties and civil sanctions, including significant monetary penalties.

FHA’s business model is heavily dependent on its ability to forge and maintain mutually beneficial business relationships with physicians and physician organizations.

FHA’s healthcare services are dependent upon recommendations from physicians and physician organizations such as hospitals and patient treatment facilities. Physicians and discharge personnel in healthcare facilities are the key to FHA’s ability to compete in the marketplace and its financial performance.

FHA’s success will be dependent upon, among other factors, its ability to successfully foster relationships with physicians and discharge personnel. FHA cannot assure that it can maintain the relationships in the future to obtain the referrals necessary to be competitive. The failure of FHA personnel to perform these functions could have an adverse impact on FHA’s competitive position, its growth and development, and its overall financial performance.

FHA’s products and services compete in segments of the healthcare market that are highly competitive.

The principal competitive factors that affect FHA include: marketing products and services, managing costs to maintain competitive pricing, recruiting nurses and certified nursing aides for home healthcare services, delivering superior customer service, and aggressively managing costs.  FHA cannot assure you that it will be able to successfully compete against current and future competitors and grow and maintain its market share.

Any substantial sale of stock by existing shareholders could depress the market value of the stock of WZE and/or FHA, thereby devaluing the market price and causing investors to risk losing all or part of their investment.

Stockholders, including directors and officers (among whom is Christopher Spencer) hold a large number of shares as of the date of this Prospectus, directly or indirectly of the outstanding shares of both WZE and FHA.  We can make no prediction as to the effect, if any, that sales of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time of either company. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for WZE and/or FHA to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

THE SPIN-OFF

Description of the Spin-Off/Restructuring Process

The spin-off will be effected through a stock dividend, (based on a 1 for 1 ratio of outstanding WZE capital stock) of the common stock of FHA (currently a wholly-owned subsidiary of WZE) to the common stockholders of WZE.  Specifically, each holder of record of WZE at the close of business on the record date (currently anticipated to be September 5, 2012), will receive one share of FHA common stock for every share of WZE held by such holder on the spin-off date.

In order to be in compliance with the franchise agreement, WZE established a subsidiary, Future Healthcare of America (“FHA”).  WZE then transferred the ownership of Interim Healthcare of Wyoming Inc. (“Interim”) to FHA. FHA will be the parent company of Interim and will be the public company once the spin-off is completed.

Prior to the completion of the spin-off, FHA will submit to a market maker the information required by Rule 15c2-11 of the Securities and Exchange Commission (the “SEC”) as part of the process of applying for a trading symbol for quotations of its common stock on the OTC Bulletin Board (the “OTCBB”).  There can be no assurance as to when we will be successful in obtaining such a symbol.  Following the registered spin-off, and upon the approval of quotations for FHA’s common stock on the OTCBB, each of FHA and WZE will be independent, publicly-traded companies.  WZE files periodic reports with the SEC, and upon effectiveness of the Registration Statement, FHA will also be a company reporting to the SEC under the Securities Exchange Act of 1934.  (See “Risk Factors.”)

WZE is effecting the spin-off pursuant to the terms of the WZE Board of Directors’ June 8, 2012 resolution.  WZE currently owns all of FHA’s 1,000 common shares issued and outstanding. WZE currently has 9,088,073 issued and outstanding common shares and as of the record date of the spin-off it will have a total of 10,112,310 shares issued and outstanding.  In connection with the spin-off, FHA shares will be issued to WZE’s stockholders on a 1 for 1 basis, for every common share of WZE outstanding, as of the spin-off date, estimated to occur on or about September 5, 2012.  (Because certain regulatory filings and notices must be made with regard to this spin-off, the exact record date is not presently precisely knowable.).  On the spin-off date, the Registrant will issue to each of WZE’s common shareholders as of the record date, September 5, 2012, one share of FHA for every share of WZE held by each such shareholder.  FHA expects to issue 10,112,310 common shares to the WZE shareholders in this manner.

There is currently a relatively liquid trading market for WZE common stock, the NYSE MKT Exchange trading symbol for which is WZE. Following the spin-off, WZE expects that its common stock will continue to be listed on the NYSE MKT exchange as WZE, and FHA common stock is expected to qualify for and be traded on the OTCBB under a symbol yet to be determined. Before we can obtain a symbol on the OTCBB, we will need to submit to a market maker the information required under Rule 15c2-11 of the SEC, which information will be subject to review and final approval by the Financial Industry Regulatory Authority (“FINRA”).  We cannot assure you that we will be able to obtain such approval in a timely manner.  Until we obtain such approval, we expect that there will be extremely limited liquidity for FHA’s shares of common stock.    See the Risk Factor “There is no public market for FHA’s common stock.”

The spin-off is expected to be effective as of the close of business, New York City time, on the effective date of the spin-off, September 5, 2012. To receive FHA common stock, you must be a holder of record of WZE at the close of business on September 5, 2012.

Reasons for the Spin-Off

As a condition to the closing of the Share Exchange Agreement for WZE’s acquisition of Digital HKCo, WZE is to complete the spin-off of its home healthcare operations through a special dividend to its stockholders as a separate public corporation.  The Share Exchange Agreement provides that Universal Entertainment Group Limited, a British Virgin Islands corporation that owns 100% of the issued and outstanding shares of Digital HKCo, will not be deemed a stockholder of WZE for purposes of the spin-off and will not be entitled to participate therein.  The spin-off was subject to the prior approval of the Share Exchange Agreement by the common stockholders of WZE.

TheWZE stockholders approved the Share Exchange Agreement at the annual meeting of stockholders, which was held on Monday, July 30, 2012.

FHA is the wholly-owned subsidiary of WZE.   FHA desires a new price/capital structure as it moves to the OTCBB and becomes a reporting company while permitting WZE to become an independent entity pursuing its separate business plan.   Originally, Interim was acquired by Wizzard with the plan to incorporate speech recognition as a data input method into the nurse/back-office workflow process to realize increased efficiencies.  Nurses could then call daily reports into the main office over the telephone and such reports would be immediately transcribed and turned into text-based records for the billing process.  However, it is management’s belief that there are now more productive devices and methods available besides speech recognition to gather data such as iPhones, iPads, etc. As a result, management feels there is no longer any true synergy between Wizzard’s software and digital media business and its healthcare business.  This is one of the core reasons for the proposed spin-off in addition to other benefits described below.

On April 5, 2012, WZE’s board of directors approved the spin-off of Interim into an independent publicly reporting and trading company.  On June 8, 2012, after discussions with representatives of Interim’s franchisor, Interim Services, Inc., and in order to ensure compliance with its franchise agreements, WZE’s Board of Directors resolved to form FHA as a wholly-owned subsidiary and to assign all of  WZE’s shares of Interim to FHA.  After the spin-off of FHA, it will remain as the parent holding company of Interim, and Interim will continue as an operating entity subsidiary of FHA.  In addition to the reasons set forth above, the reasons for the spin-off consist principally of the following, all of which are supported by both FHA and WZE and their respective managements.

Increased competitiveness by allowing greater managerial focus.  If the Share Exchange Agreement is closed and Digital HKCo becomes a wholly-owned subsidiary of WZE, WZE’s will have an even sharper business focus on the media industry than it currently has.  Conflicting business priorities within the WZE structure and diverted management attention both within WZE and within FHA may affect both FHA’s ability to compete as effectively as it could if it were separated from WZE and WZE’s ability to compete as effectively as it could if its corporate structure were more clearly focused on the media industry.  After the spin-off, WZE will be a smaller company with a greater business focus and FHA will similarly be more focused on its business operations.  Each company’s Board of Directors and management team will be focused solely on their respective businesses, without concern for the potentially conflicting strategic needs of WZE’s other businesses.  As a result, it is expected that each company will be in a better position to compete, grow and serve its customers through quicker decision making, more efficient deployment of resources, increased operational agility and enhanced responsiveness to customers and markets.

Enable WZE and FHA to use stock more efficiently as an acquisition currency.  The ability to expand through selective acquisitions and partnerships is expected to be important to each company’s continued success.  Management believes the spin-off will enable each company to use its own stock more effectively as currency in acquiring, merging and otherwise making strategic investments in or partnering with other companies.   For these reasons, FHA expects that, after the spin-off, it will have greater autonomy and control over the use of its equity than now with FHA being a subsidiary of WZE.  For more information regarding these limitations, see the section entitled “Relationship Between FHA and WZE Following the Spin-Off—Arrangement Between FHA and WZE Relating to the Spin-Off—Tax Matters Agreement.”

Enhance stockholder influence on the outcome of stockholder voting.  Under the current structure, the Board of Directors of WZE has absolute voting power over FHA’s outstanding common stock. This disproportionate voting power affords WZE’s Board the ability to control the outcome of stockholder votes - even if the matter involved a divergence or conflict of the interests of FHA and WZE.  The spin-off will vest in FHA (previously WZE) shareholders all of the voting rights associated with FHA’s common stock and, as a result, afford its holders enhanced influence over the affairs of FHA.

Other Considerations

The WZE Board of Directors considered other factors relating to the spin-off, including its expectation that the spin-off will not qualify as a tax-free exchange for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The WZE Board of Directors also considered other potential risks and consequences to FHA and WZE associated with the spin-off, including those relating to FHA that are described in “Risk Factors—Risk Factors

Relating to the Spin-Off,” but believed that the considerations described above outweighed those risks. We urge you to read all of the risk factors described in this Prospectus.

The Restructuring; Spin-Off Ratio

The spin-off is expected to be effective at the close of business, New York City time, on September 5, 2012. The spin-off will be effected through an initial stock dividend (based on a 1 for 1 ratio on outstanding capital stock of WZE) by WZE to its common stockholders.  Those FHA shares will then be issued on a pro rata basis to all WZE shareholders.  Specifically, each holder of record of WZE at the close of business on September 5, 2012 will receive on the spin-off date one share of FHA common stock for every share of WZE held by such WZE shareholder.

WZE IS NOT SEEKING STOCKHOLDER APPROVAL OF THE SPIN-OFF, AND HOLDERS OF WZE HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE SPIN-OFF FROM AND AFTER THE SPIN-OFF DATE.

To be entitled to receive shares of our common stock in the dividend, holders of WZE must be stockholders at the close of business on September 5, 2012.

The Spin-off of FHA

As part of the spin-off, FHA will be adopting a book-entry share transfer and registration system for its common stock. Instead of receiving physical share certificates, registered holders who currently hold certificates representing WZE common stock will receive, for every share of  WZE held on the spin-off date, one share of FHA common stock credited to book-entry accounts established for them by FHA’s transfer agent and a pro rata share of FHA’s common shares.

Our transfer agent will mail an account statement to each registered holder stating the number of shares of WZE common stock credited to such holder’s account. After the distribution, holders may request that their shares of FHA common stock be transferred to a brokerage or other account at any time without charge.  For stockholders who own WZE shares through a broker or other nominee, their shares of our common stock will be credited to their account by the broker or other nominee.

From and after the spin-off date, holders of WZE will become holders of FHA common stock, and their rights as holders of WZE will continue.

John Busshaus, CFO of WZE has been appointed to respond to any shareholder questions about the spin-off.  Questions and requests for assistance and additional copies of this Prospectus should be directed to Mr. Busshaus at (412) 621-0902.

Results of the Spin-Off

Upon completion of the spin-off, FHA will be an independent public company owning all of the issued and outstanding shares of Interim, which will continue to operate its home healthcare businesses as a wholly-owned subsidiary of Interim, while WZE will have ownership in its other operating subsidiary, Webmayhem Inc. dba “Libsyn.”  For a discussion of the post spin-off businesses, with emphasis on that of FHA, see the section entitled “FHA and Our Business.” Immediately after the spin-off, FHA expects it will have approximately 7,000 common shareholders of record of shares of its common stock and approximately 10,112,310 shares of common stock outstanding. The exact number of shares to be issued in the spin-off will be determined based on the number of shares of WZE outstanding on the spin-off date. The exact number of FHA shares that will be outstanding immediately after the spin-off will also be known at that time.

Listing and Trading of FHA Common Stock

Currently, there is a relatively liquid public market for WZE common stock (traded on NYSE MKT Exchange).  FHA intends to apply for quotations of its common stock on the OTCBB.  FHA cannot assure investors as to when, or if, it will be successful in this regard or as to the price at which its common stock (or that of WZE)

will trade. The trading prices of FHA common stock after the spin-off may be less than, equal to or greater than the trading price of the restructured WZE and FHA stock in the aggregate before (or after) the spin-off.  Shares of our common stock issued in the spin-off will be freely transferable, except for shares received by those who may have a special relationship or are affiliates.  Those who may be considered FHA affiliates after the spin-off generally include individuals or entities that control, are controlled by or are under common control with FHA. This may include some or all of FHA’s officers and directors.  Persons who are FHA affiliates will be permitted to sell their shares only pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, and/or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder, specifically including the permitted number of shares. For more information on trading in shares of FHA common stock, see the section entitled “Shares Eligible for Future Sales.”

Reason for Furnishing this Prospectus

We are furnishing this Prospectus to provide information to holders of WZE who will be issued FHA shares in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of FHA’s securities or those of WZE. The information contained in this Prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither FHA nor WZE are required to update the information except in   the normal course of our public disclosure obligations and practices.

Expenses

The expenses of the spin-off are estimated to be approximately $50,000. These expenses will be borne by WZE prior to the spin-off and by FHA after the spin-off.  The expenses to be borne by WZE prior to the spin-off include legal fees, consulting services, wages for executive team and accounting.  After the spin-off, FHA will incur expenses including, investor relations, annual audit fees, quarterly reviews, legal counsel, accounting software and systems and wages for the executive team.

Accounting Consequences of the Spin-Off

Following the spin-off, FHA will account for its assets and liabilities based on the historical values at which they were carried by Interim immediately prior to the spin-off (and deducted from WZE’s financials in such amount).  The financial statements attached to this Prospectus include the historical financial information for Interim and its other subsidiaries, including FHA.  Pro forma financial statements of FHA after the spin-off have been provided.  See the section “Pro Forma Financial Information”, which reflect the capital structure as defined by the spin-off above to show one share of common stock for every share previously reported.

U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of material U.S. federal income tax consequences relating to the spin-off. The summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder, and interpretations of the Internal Revenue Code and Treasury regulations by the courts and the Internal Revenue Service, all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

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Non-U.S. persons;

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Insurance companies;

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Dealers or brokers in securities or currencies;

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Tax-exempt organizations;

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Financial institutions;

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Mutual funds;

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Pass-through entities and investors in such entities;

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Holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other-risk reduction transaction;

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Holders who are subject to the alternative minimum tax; or

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Holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address the U.S. federal income tax consequences to those WZE holders who do not hold their WZE shares as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences.

Investors are urged to consult their own tax advisor concerning the U.S. federal, state and local and any non-U.S. tax consequences of the spin-off.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the spin-off of FHA common stock to holders of Wizzard common stock in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

Wizzard stockholder receiving shares of FHA common stock in the spin-off should be treated as if such stockholder had received a distribution in an amount equal to the fair market value of FHA common stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of Wizzard’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis in Wizzard common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the Wizzard common stock. Any such gain would generally be a capital gain if the Wizzard common stock is held as a capital asset on the distribution date. In addition, Wizzard would recognize a taxable gain to the extent the fair market value of FHA common stock distributed in the spin-off exceeded its tax basis in such common stock.

In connection with the spin-off, WZE and FHA will enter into a Tax Matters Agreement under which each will agree to be responsible for certain liabilities and obligations following the spin-off.  In general, under the terms of the Tax Matters Agreement, in the event that the spin-off, together were to result in greater taxes as a result of the failure of one party to act or an omission, the party responsible for such failure or omission would be responsible for all taxes imposed on the other resulting from such actions or inactions.  For a more detailed discussion, see the section entitled “Relationship between FHA and WZE Following the Spin-Off—Arrangement Between FHA and WZE Relating to the Spin-Off—Tax Matters Agreement”. The indemnification obligations of each to the other and its subsidiaries, officers and directors are not limited in amount or subject to any cap. If required to pay on the indemnity under the circumstances set forth in the Tax Matters Agreement, either may be subject to substantial liabilities.

DIVIDEND POLICY

FHA does not anticipate, following the spin-off, paying any dividends on its common stock in the foreseeable future because it expects to retain its earnings for use in the operation and expansion of its business.  Any such payment and amount of dividends will be subject to the discretion of FHA’s Board of Directors and will depend, among other things, on its financial condition, results of operations, cash requirements, future prospects and other factors that may be considered relevant by FHA’s Board of Directors.

RELATED PARTY TRANSACTIONS

While the respective FHA and/or WZE Boards have not adopted a written Related Party Transaction Policy for the review, approval and ratification of transactions involving the “related parties” of FHA, related parties are deemed to be directors and nominees for director, executive officers and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock. The policy covers any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, in which WZE and/or FHA was, is or will be a participant and the amount exceeds $10,000, and in which a related party has any direct or indirect interest.  The policy is administered by the appropriate Board acting as a committee of the whole.

In determining whether to approve or ratify a related party transaction, the appropriate Board will consider whether or not the transaction is in, or not inconsistent with, the best interests of the appropriate company.  In making this determination, the appropriate Board is required to consider all of the relevant facts and circumstances in light of the following factors and any other factors to the extent deemed pertinent by the committee:

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The position within or relationship of the related party with FHA and/or WZE;

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The materiality of the transaction to the related party and FHA and/or WZE, including the dollar value of the transaction, without regard to profit or loss;

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The business purpose for and reasonableness of the transaction, taken in the context of the alternatives available for attaining the purposes of the transaction;

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Whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms and conditions offered generally to parties that are not related parties;

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Whether the transaction is in the ordinary course of FHA and/or WZE business and was proposed and considered in the ordinary course of business; and

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The effect of the transaction on FHA and/or WZE business and operations, including on internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transactions.

The policy contains standing pre-approvals for certain types of transactions which, even though they may fall within the definition of a related party transaction, are deemed to be pre-approved by FHA and/or WZE given their nature, size and/or degree of significance to the appropriate company. These include compensation arrangements with directors and executive officers for which disclosure is required in the proxy statement and sales of products or services in the ordinary course of business, including sales through FHA and/or WZE e-commerce websites.

The FHA Board of directors consists of four members.  The directors consist of the Chairperson, Christopher Spencer, and the three independent directors for FHA are Douglas Polinsky, Denis Yevstifeyev, and J. Gregory Smith.

"Independent director" means a person other than an executive officer or employee of the company. No director qualifies as independent unless the issuer's board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In the event FHA and/or WZE inadvertently enters into a related party transaction that requires, but has not received, pre-approval under the policy, the transaction will be presented to the appropriate Board for review and ratification promptly upon discovery. In such event, the committee will consider whether such transaction should be rescinded or modified and whether any changes in our controls and procedures or other actions are needed.

The following inherent or potential conflicts of interest should be considered by prospective investors before subscribing for Shares.  For a discussion of the conflicts of interest between FHA and WZE, see “Relationship Between FHA and WZE Following the Spin-off.”

WZE and FHA believe that any past transactions with their affiliates have been at prices and on terms no less favorable to FHA than transactions with independent third parties.  FHA may enter into transactions with its affiliates in the future.  However, FHA intends to continue to enter into such transactions only at prices and on terms no less favorable to FHA than transactions with independent third parties.  In that context, FHA will require any director or officer who has a pecuniary interest in a matter being considered to excuse him or herself from any negotiations.  In addition, a majority of the Board is (and must continue to be) neither an officer nor have a pecuniary interest (other than as a shareholder or director) in any transactions with FHA.  We have no transactions that require disclosure under Item 404 of Regulation S-K.  In turn, commencing immediately, a majority of the independent Board of Directors members (defined as having no pecuniary interest in the transaction under consideration) will be required to approve all matters involving related parties.  FHA has the required number of independent Board of Director members as required by Item 407(a) of Regulation S-K.  Interwest Transfer Company, Inc. will be engaged to assure proper issuance of the FHA stock to the WZE shareholders.

FHA AND WZE

WZE Overview

Founded in 1995, the business of Wizzard presently includes Media, Software and Healthcare.   WZE’s core focus is on our Media business, which consists of providing podcast hosting, distribution, audience analysis, advertising and app sales for podcast producers worldwide.  Our Software business focuses on selling and supporting speech recognition and text-to-speech technology from IBM and AT&T. Our Healthcare business focuses on providing home health services and healthcare professional staffing in the Western part of the United States.

Podcast Hosting and Media Services - Wizzard Media provides a web based podcast distribution platform for podcast producers wanting to broadcast their audio or video show to people worldwide, in most cases through RSS distribution.  Wizzard Media hosts over 1 million podcast episodes for over 10,000 podcast shows and distributes them to over 20 million unique monthly audience members.  Wizzard’s service accumulates and provides audience statistics as well as provides advertising sales, ad insertion and App creation and sales to help podcasters generate revenue.  Wizzard receives all publishing revenues generated and at least 50% of advertising and App sales revenues.

Speech Tools & Engine - Wizzard markets IBM and AT&T developer tools through agreements with those companies and receives a portion of the licensing fees collected.  Wizzard offers Text-To-Speech Engines from IBM and AT&T to software developers and businesses around the world, as well as speech recognition engines from IBM. Wizzard receives payments for each copy/license distributed by its customers and in turn, pays a percentage of that payment to IBM or AT&T.

Home Healthcare Services – FHA’s wholly-owned subsidiary, Interim, is a state licensed and Medicare certified home health agency.  In addition, Interim provides temporary staffing of healthcare professionals to facilities across the states of Wyoming and Montana.

WZEs’ principal executive offices consist of approximately 3,100 square feet of office space located at 5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213.  Our telephone number is (412) 621-0902.  We also maintain offices in Casper, Wyoming and Billings, Montana.

Future Healthcare of America

The registrant, FHA, is a Wyoming corporation located at 1010 East First Street -- Suite A, Casper, Wyoming 82601 (Telephone: 307-266-1152).  FHA is a subsidiary of WZE, and will be spun-off as a separate entity as discussed elsewhere in this Prospectus. Based in Casper, Wyoming and Billings, Montana, FHA’s subsidiary, Interim, has been serving its community for 18 years and is part of the fast growing home health segment of the healthcare industry, providing a wide range of visiting nurse services to the elderly, wounded and sick. It is one of the 300 home health agencies that comprise the Interim Health Care network, the largest home healthcare franchise in the United States. Interim is a franchisee of Interim Health Care.

The Healthcare Opportunity

According to the U.S. Bureau of the Census, (Statistical Abstract of the United States, 2010 edition, Table 127), U.S. healthcare spending has grown rapidly in the latter half of the 20th century and continues to accelerate, from $28 billion in 1960 to more than $2.5 trillion in 2009, which accounted for 17% of the Gross Domestic Product (“GDP”), up from 5% in 1960.  National healthcare spending is projected to increase by an average of 7% each year throughout the next decade, and will consume an expanding share of the U.S. economy, almost doubling to approximately $4.5 trillion or nearly 20% of GDP by 2019. (CMS National Health Expenditure Projections)

The delivery of healthcare is funded through a variety of private payers and public programs.  Privately funded healthcare includes private health insurance companies, employers that self-fund their employee medical benefits under ERISA, patient’s out-of-pocket costs and philanthropy.  Public spending by federal and state governments on the Medicare, Medicaid and SCHIP programs accounts for more than one third of the country’s healthcare spending and almost three quarters of all public spending on health care.  It is Wizzard Management’s belief that government funding will increase at a faster rate as a result of the accelerated growth in Medicare as the baby boomer generation began to reach age 65 and eligible for Medicare as of January 1, 2011, and as government’s role in the entire healthcare system is enlarged.

Healthcare costs are expected to put severe pressure on government, employers, small businesses, retirees, the general public and the overall economy. As health care costs have climbed, so has the number of people who do not qualify for either public or private healthcare funding. Even during the period of overall economic growth, an estimated 45 million people of all ages remained without healthcare funding or “uninsured.”  The unprecedented combination of rapidly rising health care costs and eroding public and private health insurance coverage raises concerns about the ability of families to obtain timely medical care and protect their finances from healthcare expenses.

Reform of the present healthcare and healthcare financing systems has assumed top priority on the domestic policy agenda.  The House of Representatives passed its comprehensive health insurance reform legislation on November 7, 2009 by a two vote margin. On March 23, 2010, President Obama signed healthcare reform into law.  A Kaiser Family Foundation survey released in March 2011 showed 52 percent of those surveyed still don’t think they have enough information to understand how the law affects them.  Both the intended and unintended consequences of reform will create opportunities for the development and growth of FHA’s business model.

Currently, FHA provides services in Wyoming and Montana exclusively, however, Management plans to aggressively pursue multiple synergistic acquisitions of other home healthcare and related healthcare businesses across the U.S. and grow its business aggressively.  FHA plans to expand its services in its current markets and the new markets it enters through acquisition based on opportunities Management identifies as a result of new governmental regulations being implemented at this time.  For example, with the recent passage of Electronic Medical Records (EMR) legislation, it is estimated that over 5,000 new EMR IT related jobs will be generated which could significantly increase FHA’s staffing business on a local level and provide opportunity for FHA to expand its staffing business nationally.  Additionally, through the use of new mobile technologies such as smart phones and iPads, FHA plans to increase efficiencies and take advantage of newly created opportunities as a result of new legislation and as a result, potentially increase profits.

Franchisor Information

Interim HealthCare Overview

Interim HealthCare is the nation's oldest leading home care and medical staffing company. Founded in 1966, there are more than 300 independently owned franchise locations nationwide. Interim HealthCare's independent franchisees employ more than 75,000 health care workers and provide nurses, therapists, aides and other health care personnel to approximately 50,000 people each day.

Home Care Nursing

Through trained health care professionals, Interim HealthCare provides a broad array of home care services including senior care and pediatric nursing; IV therapy; physical, occupational and speech therapy. Employing a home health care professional is an important decision, and one in which most people have little training or practice. “Interim HealthCare” is a name that is trusted by physicians and patients. Interim Franchisee offices deliver appropriate high quality home care and treat each patient with genuine, compassion, kindness and respect.  With a network more than 300 offices nationwide, Interim HealthCare franchisees provide health care professionals at all skill levels, including registered nurses, therapists, LVN's, LPN's and home health aides. From the tiniest pediatric patients to the oldest seniors, the professionals employed by franchisees are sensitive to the needs of both patients and their families.

Hospice

Interim HealthCare's Hospice and Palliative Care Program is a compassionate, patient-centered approach to medical care and support for people at end-of-life and their families. It is based on a philosophy of improving the quality of life when quantity of time is limited. Interim HealthCare's Hospice offices provide physical, emotional and spiritual support to patients and those who love and care for them. Interim HealthCare Hospices believe that each person has the right to die pain-free and with dignity - and that loved ones deserve the necessary support to allow them to do so.

Hospice Care was created to support patients who are facing a terminally ill condition, as well as support for their families or caregivers. Although Hospice Care has been available for over 30 years, many patients don't learn about this compassionate model of care until the end days of a terminally ill condition.

The nation's Hospice programs served more than 1.4 million patients last year. Yet for every person who received Hospice Care, it is estimated that another individual who would have benefited went without this compassionate care at the end of his or her life.

Hospice is not a place, but a special kind of palliative care focusing on relief of pain, symptom control, spiritual and emotional support. The majority of Hospice Care takes place in the home, where the person can be surrounded by family and familiar settings. An escalated level of Hospice Care is available to provide more intensive medical services in a hospital, nursing home or a special Hospice House.

Hospice is not about giving up, but instead focuses on quality of life - making the wishes of the patient and family caregivers a priority.

Medical Staffing

Interim HealthCare's network of franchise health care offices provide nurses, allied health professionals, therapists, occupational health services and vendor management to hospitals, prisons, schools, corporations and other health care facilities.

Today, the challenges of supplemental staffing have become much more complex. Facilities have a growing need for qualified health care staff and employees are looking for more control with their careers. Interim HealthCare’s success is based on its ability to recruit the best health care professionals and the responsiveness of its local managers and owners.

With its network of more than 300 franchise and branch offices, Interim HealthCare provide nurses, allied health professionals, therapists and physicians, occupational health services and vendor management from coast to coast. Interim is a franchisee of Interim HealthCare and is a part of this network.

Senior Home Care

Interim HealthCare franchises offer senior care services that provide an enriched personalized quality of life as well as superior non-medical care and companionship for the elderly. Home Care Professionals include Homemakers, Companions and Home Care Aides who understand special elder care needs and take a personal interest in helping seniors lead enriched lives that continue to expand with meaning and purpose.

FHA’s Business (Interim)

Based in Casper, Wyoming and Billings, Montana, FHA’s wholly-owned subsidiary, Interim HealthCare of Wyoming (“Interim”) is an independent franchisee of Interim HealthCare that has been serving its community for 18 years and is part of the fast growing home health segment of the healthcare industry, providing a wide range of visiting nurse services to the elderly, wounded and sick. It is one of the 300 independent home health agencies that comprise the Interim HealthCare network. Our business consists of providing healthcare services for those in need.  We record all revenue and expenses and provide all services under one umbrella.  Below is a description of our HomeCare and Staffing operations.

Interim Healthcare of Wyoming, Inc., the subsidiary of FHA is a corporation started in September 1991.  In March of 2007, Interim acquired the assets of Professional Nursing Personal Pool, which is now our Billings location.

Home Care

Through trained health care professionals, FHA provides home care services including senior care and pediatric nursing; physical, occupational and speech therapy.  FHA offices deliver quality home care and treat each patient with genuine, compassion, kindness and respect.  FHA provides health care professionals at all skill levels, including registered nurses, therapists, LPN's and certified home health aides. FHA derives is revenue from multiple payer sources.  These include Medicare, Medicaid, Insurance, Medicaid LTW, and Private Payers.  Because our officers are located in areas that do not contain a large population base (less than 200,000 residents), we continually explore opportunities to increase our revenue with our current payer sources and expand through new sources of revenue.   The healthcare team is utilized across all payer sources, including staffing services.  Our customer base comes from referrals from hospitals, rehab facilities, nursing homes, assisted living facilities and previous patients.

In additional to our professional team, we employ a management team at each facility to handle the day to day direction of the office.  This is provided by our Administrators.  We also have a Director of Nursing in each location. This person is responsible for the day to day oversight of the service providers and ensuring the certified professionals obtain the necessary training to maintain their certificates as well as the training necessary to be in compliance with all regulating organizations.

Staffing

FHA offices provide nurses, nurse aides and management services to hospitals, prisons, schools, corporations and other health care facilities.  FHA success is based on our ability to recruit the best health care professionals and the responsiveness of our local managers to fill the needs of our clients in a timely manner.   Additionally, we work with our clients should they decide they would like to hire our service professional on a full time basis.  Another key to our success is the personal relationship that our management and sales team build with each of our existing and new clients.  As noted previously, in order to reduce turnover of our service team by providing as many hours as possible, similar to the hours of a full-time employee, we utilize the same service team members across all payer sources.

As each of our businesses is located in smaller based population areas of the country, the competition is significantly heightened and the relationships maintained with our clients become very critical to the continued success of our operations.

As we provide diversified services and accept payments from multiple payer sources, we are not heavily dependent on a few clients in order for our business to be successful.

Governmental Regulations

Third-Party Coverage and Reimbursement

We are dependent on the availability of coverage and reimbursement from third-party payors, such as governmental programs including Medicare and Medicaid, and private insurance plans. Reimbursement is contingent on established coding for a given procedure, coverage of the codes by the third-party payors and adequate payment for the resources used.

Coding for procedures is established by the American Medical Association. The Centers for Medicare and Medicaid Services, or CMS, the agency responsible for administering Medicare and the National Center for Health Statistics, are jointly responsible for overseeing changes and modifications to billing codes used by home healthcare agencies for reporting procedures, and many private payors use coverage decisions and payment amounts determined by CMS for Medicare as guidelines in setting their coverage and reimbursement policies. All coding is subject to change which could impact coverage and reimbursement.  Each year however, CMS re-examines the reimbursement rates for our services and could either increase or decrease the reimbursement rates. We are unable to predict when legislation or regulation that affects our business may be proposed or enacted in the future or what effect any such legislation or regulation would have on our business.

For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for the procedures performed, if any payment is made at all. As the portion of the U.S. population over the age of 65 and eligible for Medicaid continues to grow, we may be more vulnerable to coverage and reimbursement limitations imposed by CMS. National and regional coverage policy decisions are subject to unforeseeable change.

Third-party payors carefully review, and increasingly challenge, the prices charged for procedures. In addition, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and often require pre-approval or pre-authorization of the services that a member will receive. The percentage of individuals covered by managed care programs is expected to grow in the United States over the next decade.

We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services. There can be no assurance that third-party coverage and reimbursement will be available or adequate, or that future legislation, regulation, or coverage and reimbursement policies of third-party payors will not adversely affect the demand for our services or our ability to provide these services on a profitable basis. The unavailability or inadequacy of third-party payor coverage or reimbursement could have a material adverse effect on our business, operating results and financial condition.

Healthcare Fraud and Abuse

Healthcare fraud and abuse laws apply to our business when a customer submits a claim for an item or service that is reimbursed under Medicare, Medicaid or most other federally-funded healthcare programs. The federal Anti-Kickback Law prohibits unlawful inducements for the referral of business reimbursable under federally-funded healthcare programs, such as remuneration provided to induce clients to use our services reimbursable by Medicare or Medicaid. The Anti-Kickback Law is subject to evolving interpretations.

The majority of states also have anti-kickback laws which establish similar prohibitions that may apply to items or services reimbursed by any third-party payor, including commercial insurers. Further, the recently enacted Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, collectively, the PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes.

If a governmental authority were to conclude that we are not in compliance with applicable laws and regulations, we and our officers and employees could be subject to severe criminal and civil penalties including, for example, exclusion from participation as a supplier of services to beneficiaries covered by Medicare or Medicaid.

Additionally, the civil False Claims Act prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in very significant monetary penalties and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigations of healthcare providers and suppliers throughout the country for a wide variety of Medicare billing practices.

We intend to file a Form 8-A with the SEC following the effective date of the registration statement of which this prospectus is a part.  This will obligate us to comply with the proxy rules of the SEC, including the requirement that we provide an annual report containing audited financial statements to our stockholders in connection with annual stockholder meetings at which directors are elected.  We do not intend to voluntarily send annual reports containing audited financial statement to our stockholders.

The public may read and copy any materials filed with the Commission at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1–800–SEC–

0330.  The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

Franchise Agreement

The material terms of the franchise agreement with Interim Healthcare (IHC) are outlined below:

To utilize the plans and procedures of IHC in the operation of a franchise of Interim;

To utilize the trade names Interim Healthcare and Interim Healthcare Staffing and the service marks of IHC associated with such trade names; and

To operate an “Interim Healthcare” franchise for the purpose of providing:

(1)

Personnel to provide nursing and related health care services, and

(2)

Permanent placement services with respect to health care management and support occupations, nurses, companions, aides and other health care related occupations,

(3)

Temporary personnel to provide staffing services with respect to health care management and support occupations, nurses, companions, aides and other related health care occupations,

(4)

Temporary personnel to provide staffing services with respect to health care management and support occupations, nurses, companions, aides and other related health care occupations,

IHC has agreed to furnish or provide the following services or assistance in the operation of Interim:

(a)

Train Interim in the operation of the franchise;

(b)

Furnish appropriate manuals which will be updated from time-to-time;

(c)

Keep Interim informed with respect to new developments and procedures in the operation of the franchise;

(d)

Cooperate with Interim in obtaining contracts for its services from potential customers;

(e)

Assist in the development and preparation of sales and promotional campaigns and materials;

(f)

Wherever possible, and with the cooperation of IHC’s other franchisees, obtain master insurance policies for the benefit of IHC and its franchisees, including Interim;

(g)

Analyze periodically the sales program, promotional efforts, financial status and other aspects of Interim’s business, all of which will be based on data submitted by Interim, and to make suggestions based on such analysis;

(h)

Counsel and assist Interim in the administration of its insurance program and claims, and the handling of its payroll taxes and unemployment claims, based upon information submitted by Interim; and

(i)

Furnish national account leads as applicable.

Interim agrees that it will, in good faith, develop, maintain and promote the business and public image of IHC and any trademarks, trade names and service marks, the use of which are granted to Interim by IHC.  Interim will continuously and prominently display trademarks, trade names and service marks in connection with all aspects of its business.  Interim further agrees to adhere to IHC’s written operational and clinical policies, procedures, regulations and quality standards uniformly applicable to all of its franchisees, as provided in IHC’s manuals and other written materials provided to Interim.

(b)           Interim will conduct its business in accordance with all of IHC’s written operational and clinical policies, procedures, regulations and quality standards, and with all applicable laws, statutes, rules and regulations.

Interim will obtain, and maintain throughout the term of the Franchise Agreement and any extensions or renewals of, all licenses, permits, certificates of need and similar authorizations which are necessary or appropriate to the operation of the business.

Interim agrees to purchase and continuously maintain the minimum insurance coverage’s required by IHC.  Interim agrees to add IHC as an additional insured to any of its policies wherever possible.

Interim agrees to pay to IHC a weekly service charge on all sales at the rate of 5.25% of such sales, due and payable at the office of IHC on the Friday next succeeding the week during which such sales have occurred. If Interim is in good standing on the date weekly service charges are due, the weekly service charge on Interim’s Medicaid sales only will be reduced to 3.25% of such sales.

In the near future, FHA plans to transfer the agreement between Interim and Interim Healthcare to FHA.

FHA’s Growth Strategy

Following the completion of the spin-off, FHA plans to grow the company through aggressive, opportunistic acquisitions of other similar and related businesses.  Management believes that there are several market and economical conditions that make this strategy timely and with substantial potential upside, including: 1) Limited access to capital/credit for acquisitions under $10 million from traditional banks and lenders for private individuals (private individuals make up the majority of purchasers of sub $10 million home healthcare agencies); 2) Uncertainty in the industry due to recent passage of healthcare legislation which has the potential to affect profit margins in the home healthcare market; 3) An overhang of home healthcare agencies for sale due to limited demand during the recession; 4) A drop in acquisition prices due to lowered EBITDA over the past three years.

As a result, Management believes there is substantial opportunity to acquire profitable, successful home healthcare and related businesses at better than average prices, in part, due to our ability to more easily raise capital as a public company.   Additionally, due to the extended recession in the U.S. Management also believes that FHA will be able to use its stock as partial payment for the first several acquisitions until cash flow has grown to the level where all cash acquisitions can be made.

Operations Plan

FHA intends to operate a centralized, scalable administrative operation at its Pittsburgh, Pennsylvania headquarters to take advantage of operational efficiencies and facilitate billing and compliance efforts.

However, FHA is committed to designing and operating plans tailored for each of its local service areas and to working closely with individual agencies, nurses, nurse aids and other health care providers that serve them.  In that context, FHA intends to retain management and staff members in each of its local service areas to conduct key service function.

FHA believes that centralized administrative functions paired with a community focus in functions where it matters most, will allow it to better understand and respond to our customers’ needs and to better control medical expenses.

PROJECTS AND BUSINESS ACTIVITIES AS SUGGESTED HEREIN ARE INHERENTLY RISKY, AND THERE CAN BE NO ASSURANCE THAT THESE RISKS CAN BE MITIGATED TO THE EXTENT THAT LOSSES WILL NOT OCCUR, AND THERE CAN BE NO ASSURANCE THAT FHA WILL BE SUCCESSFUL IN THESE ENDEAVORS.

Additional Disclosures

Employees.

FHA does not conduct any material operations nor have any employees of its own.  Its operations are conducted through its wholly-owned subsidiary, Interim.  As of April 30, 2012, Interim had one executive employee, John Busshaus, who works approximately 20 hours a week on Interim-related matters, out of WZE’s Pittsburgh, Pennsylvania headquarters.  After the spin-off, the WZE team will devote the time necessary to transition any and all information to the management team of FHA.  This will involve more time at the beginning of the transition and less involvement, as may be needed over time. We currently have a total of 120 employees, of which 35 are full time

employees.   None of such employees are represented by employee union(s).  Interim believes its relations with all of its employees are good.

Property.

FHA has two leased offices located at 1010 East First Street -- Suite A, Casper, Wyoming 82601 and 3316 2nd Avenue North, Billings Montana, 59101. The Casper office is a lease of 5,300 sq. ft. office space at a cost of $4,750 per month, including utilities.   The Billings space is a lease of 2,000 sq. ft at a cost of $1,447 per month. The office locations provide convenient access to the communities in which they serve and are situated within commuting distance of qualified, experienced applicants for employment.

Litigation.

There are no material civil, administrative or criminal proceedings concluded, pending or on appeal against FHA, Interim, WZE or their respective affiliates and principals.

Directors and Executive Officers.

The following table reflects the names, ages and positions of FHA’s executive officers and directors.

Name	Position	Age	1st Elected	Term Expiration
Christopher J. Spencer	CEO and Chairman of the Board	44	2001	June 2012

John Busshaus	Chief Financial Officer	49	2007	N/A

Douglas Polinsky	Director	53	2007	June 2012

Denis Yevstifeyev	Director	30	2007	June 2012

J. Gregory Smith	Director	43	2007	June 2012

Key Corporate Management.

Christopher Spencer has served as our Chief Executive Officer, President and as a director of Wizzard since February 7, 2001.  Mr. Spencer has been responsible for our overall direction since our inception and has been instrumental in leading us to our current position in the podcasting industry.  From 1994 until 1996, Mr. Spencer founded and worked for ChinaWire, Inc., a high-technology company engaged in financial remittance between international locations and China.  Mr. Spencer worked for Lotto USA, Inc. from 1992-1994, where he was founder and Chief Executive Officer for the Pennsylvania computer networking company.  From 1990 until 1992, Mr. Spencer worked for John Valiant, Inc., an owner/operator of restaurants, and was responsible for business concept development and obtaining financing.

John Busshaus has served as Chief Financial Officer on since January 29, 2007.  Mr. Busshaus has been responsible for our overall accounting and financial reporting functions since joining WZE in April 2006. From 2004 to 2006, Mr. Busshaus was an independent business consultant.  Mr. Busshaus’ efforts were assisting organizations with the implementation of Sarbanes Oxley, filing of SEC reports, and taking a company through an IPO.  Mr. Busshaus worked for Talanga International from 2001 to 2004, where he was the Chief Financial Officer for the company. Talanga manufactured and installed hard wood products for court rooms.  The products included, tables, chairs pews, doors and trim work for the court rooms. From 1999 to 2000, Mr. Busshaus worked for Mellon Bank as Controller and Vice President, and was responsible for strategic planning and managing the annual and monthly budgeting within Global Security Services.  From 1994 to 1998, Mr. Busshaus worked for PepsiCo as Senior Business Planner, and was responsible for annual and quarterly budgets planning, as well as weekly, monthly and quarterly reporting of results.  As a member of management, Mr. Busshaus' efforts contributed to the revenue growth and market share increases in a market that was categorized as saturated.

Douglas Polinsky has served as a Director of Wizzard since October 2007.  Mr. Polinsky serves as the President of Great North Capital Corp., a Minnesota-based financial services company he founded in 1995.  Great North advises corporate clients on capital formation and other transaction-related financial matters.  Mr. Polinsky earned a Bachelor of Science degree in Hotel Administration at the University of Nevada at Las Vegas.

Greg Smith has served as a Director of Wizzard since October 2007.  Mr. Smith is an award-winning producer and entrepreneur with over 10 years of experience in Non-Fiction Television.  In 2000, Mr. Smith established The Solution Film Group, LLC and acts as the Company’s President.  Mr. Smith provides professional production and editorial support for various forms of non-fiction television entertainment, including the direction of media projects from development through production and post-production.  His clients include Discovery Channel, Science Channel, Discovery HD Theater, Animal Planet, The Military Channel, PBS, and Discovery Networks International.  Mr. Smith most recently won an Emmy in 2006 for the Discovery Channel’s animated special Before the Dinosaurs. His other awards for excellence in production and editing include Emmys for the Discovery Channel’s Walking with Prehistoric Beasts and Allosaurus:  A Walking with Dinosaurs Special.  From 1997 to 2000, Mr. Smith worked for Discovery Communications, Inc. in the capacity of Supervising Producer from January 1998 to November 2000, and Producer/Editor from October 1997 to January 1998. From 1995 to 1996, Mr. Smith worked for Discovery Channel Pictures serving as Assistant Editor from March 1996 to October 1997, and Production Assistant from September 1995 to March 1996. From 1994 to 1995, Mr. Smith worked for Crawford Communications in Atlanta, Georgia as a Manager of Satellite Services for The Learning Channel.

Denis Yevstifeyev has served as a Director of Wizzard since October 2007.  Mr. Yevstifeyev currently serves as the Director of Financial Planning & Analysis for Education Management Corporation – Online Higher Education. From 2007 to 2008, Mr. Yevstifeyev served as Sr. Financial Reporting Analyst for American Eagle Outfitters, Inc, in Pittsburgh.  His duties included: preparing and analyzing various internal and external financial reports; researching new accounting pronouncements and evaluating any impact on the financial statements.  He also reviewed accounting workpapers and prepared the company’s SEC filings for forms 8-K, 10-Q and 10-K.  From 2005 to 2007, Mr. Yevstifeyev worked for Schneider Downs, Inc., where he worked on Sarbanes-Oxley compliance engagements. In 2005, Mr. Yevstifeyev graduated with a Bachelor of Science degree in Business from Washington and Jefferson College.  He also graduated with honors from the Moscow Bank College of the Central Bank of Russia in Moscow with a degree in Finance in 2000.  From 2002 to 2003, Mr. Yevstifeyev served as the Settlement Department Manager for SDM BANK in Moscow, where he dealt with domestic and international corresponding banks, among other responsibilities.

Executive Compensation.

Summary Compensation Table

Wizzard’s executive officers serve as officers for both FHA and Wizzard.  The following sets forth the compensation of Wizzard’s Chief Executive Officer during fiscal 2011, and the other persons who served as executive officers during fiscal 2011. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2011.

SUMMARY COMPENSATION TABLE – FISCAL 2011

Name and principal position	Salary ($)	Bonus ($)	(1)	Stock awards ($)		Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Christopher Spencer – Chief Executive Officer
2011	175,806	30,000		31,163	(2)	0	0	236,969
2010	145,200	0		0		0	0	145,200
2009	145,200	0		0		0	0	145,200
John Busshaus – Chief Financial Officer
2011	155,705	25,000		31,163	(2)	0	0	211,868
2010	133,100	0		0		0	0	133,100
2009	133,100	0		0		0	0	133,100

(1)	The bonuses shown in this column represent discretionary awards.
(2)

Stock-based compensation represents the amounts recognized for financial reporting purposes for granting of stock options totaling $31,163, calculated in accordance with the requirements of SFAS No. 123R.  Reference is made to Note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year 2011 for a detailed description of the assumptions used in valuing stock-based awards under SFAS No. 123R.

Restricted Stock Awards

There were no issuances of restricted stock award during fiscal 2011 to any named executive.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards for the named executives as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John L. Busshaus	11,459	0	0	19.08	5/22/2016	0	0	0	0
John L. Busshaus	16,667	0	0	26.40	5/16/2017	0	0	0	0
John L. Busshaus	20,834	0	0	2.40	4/26/2014	0	0	0	0
Chris Spencer	20,834	0	0	2.40	4/26/2014	0	0	0	0

Grants of Plan-Based Awards for 2011

There were no plan-based equity awards made to our executive officers during fiscal 2011.

 Option Exercises and Stock Vested

The following table sets forth information concerning fiscal 2011 option exercises and restricted stock that vested during fiscal 2011 for the named executives.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2011

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Christopher Spencer	0	0	0	0
John L. Busshaus	0	0	0	0

Pension Benefits

WZE does not have any plans that provide for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

WZE does not have a Deferred Compensation Plan for its executive officers.

Other Potential Post-Employment Payments

As of December 31, 2011, there were no named executives with employment contracts that require or required severance or other post-employment payments.

Summary Information about Equity Compensation Plans

As of December 31, 2011, WZE had ten stock option plans, of which seven were not approved by stockholders. Five of these ten plans had expired as of December 31, 2011.  A total of 544,792 shares of common stock have been reserved for ultimate issuance under the plans.   As of December 31, 2011, options for approximately 137,063 shares of common stock could be granted under the remaining plans.

WZE’s Compensation Committee, or in its absence, the full Board, administers and interprets the plans. This Committee is authorized to grant options and other awards both under the plans and outside of any plan to eligible employees, officers, directors, and consultants. Terms of options and other awards granted under the plans, including vesting requirements, are determined by the Committee and historically have varied significantly. Options and other awards granted under the plans vest over periods ranging from zero to ten years, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants are intended to meet the requirements of the Internal Revenue Code.

2002 Stock Option Plan.    A total of 83,334 shares of common stock are reserved for issuance under the 2002 Stock Option Plan. The 2002 Plan expired in 2007 and awards can no longer be granted under the 2002 Plan. The 2002 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2004 Stock Option Plan.    A total of 16,667 shares of common stock are reserved for issuance under the 2004 Stock Option Plan. The 2004 Plan expired in 2007 and awards can no longer be granted under the 2004 Plan. The 2004 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2005 Stock Option Plan.    A total of 16,667 shares of common stock are reserved for issuance under the 2005 Stock Option Plan. The 2005 Plan expired in 2007 and awards can no longer be granted under the 2005 Plan. The 2005 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2006 Stock Option Plan.    A total of 11,459 shares of common stock are reserved for issuance under the 2006 Stock Option Plan. The 2006 Plan expired in 2006 and awards can no longer be granted under the 2006 Plan. The 2006 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2007 Stock Option Plan.    A total of 16,667 shares of common stock are reserved for issuance under the 2007 Stock Option Plan. The 2007 Plan has not expired and awards up to 21 can be granted under the 2007 Plan. The 2007 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2007 Key Employee Stock Option Plan.    A total of 16,667 shares of common stock are reserved for issuance under the 2007 Key Employee Stock Option Plan. The 2007 Key Employee Plan expired in 2007 and awards can no longer be granted under the 2007 Key Employee Plan. The 2007 Key Employee Plan provides for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2008 Stock Option Plan.    A total of 16,667 shares of common stock are reserved for issuance under the 2008 Stock Option Plan. The 2008 Plan has not expired and awards up to 32 can be granted under the 2008 Plan. The 2008 Plan provides for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2008 Key Employee Stock Option Plan.    A total of 33,334 shares of common stock are reserved for issuance under the 2008 Key Employee Stock Option Plan. The 2008 Key Employee Plan has not expired and awards up to

220 can be granted under the 2008 Key Employee Plan.  The 2008 Key Employee Plan provides for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2009 Stock Option Plan.    A total of 166,667 shares of common stock are reserved for issuance under the 2009 Stock Option Plan. The 2009 Plan has not expired and awards up to 13,106 can be granted under the 2009 Plan. The 2009 Plan provides for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2010 Stock Option Plan.    A total of 166,667 shares of common stock are reserved for issuance under the 2010 Stock Option Plan. The 2010 Plan has not expired and awards up to 123,889 can be granted under the 2010 Plan. The 2010 Plan provides for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

No Loans for Option Exercises.    It is WZE’s policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

Stockholder Approval of Equity Compensation Plans.    The following table presents information as of December 31, 2011, about WZE’s common stock that may be issued upon the exercise of options granted to employees, consultants or members of the Board of Directors under all of our existing equity compensation plans and individual arrangements. As described above, WZE has seven stock option plans under which options have been granted.

Plan Category	Maximum shares to be issued upon exercise of options	Weighted-average exercise price of outstanding options	Shares remaining available for future issuance under existing equity compensation plans (excluding shares reflected in first column)
Plans approved by stockholders	32,000	$20.88	53
Plans not approved by stockholders	87,597	2.88	137,011

Total	119,597	$7.68	137,064

After the spin-off, FHA plans to pay the current CEO and CFO an annual salary of $50,000 each plus travel and incidental expenses.

DIRECTOR COMPENSATION

In 2011, WZE paid its non-employee directors a cash retainer. In 2012, the Board of Directors will consider stock options or other appropriate equity incentive grants to the outside directors. WZE reimburses directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors are not paid for their services as directors and accordingly, Christopher Spencer is not included in the director compensation table below.

The following table sets forth the compensation WZE paid its non-employee directors in 2011. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2011.

DIRECTOR COMPENSATION TABLE – FISCAL 2011

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Doug Polinsky	32,000	0	0	0	0	0	32,000
J. Gregory Smith	32,000	0	0	0	0	0	32,000
Denis Yevstifeyev	32,000	0	0	0	0	0	32,000

All outside directors are entitled to base annual cash compensation of $24,000, which WZE pays monthly.  Currently, the outside directors also receive options for the purchase of common stock which normally vest at the rate of 24,000 shares each year, through December 31, 2011. The outside directors were granted 12,000 stock options on January 22, 2010, with a fair value of $50,400 on that date.  As of December 31, 2011, there were 12,000 stock options outstanding that were granted to the outside directors.

Compensation to FHA outside board members will be at $1,000 per month, plus travel and incidental expenses.  There will be no compensation to board members employed by FHA or any of its subsidiaries and affiliates.

SELECTED FINANCIAL DATA

The following table sets forth certain financial data for Interim. The selected financial data should be read in conjunction with Interim’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Interim and notes thereto.  The selected financial data for the periods ended December 31, 2011, 2010 and 2009 have been derived from Interim’s audited financial statements.  (See Appendix F).

	Year Ended 12/31/2011	Year Ended 12/31/2010	Year Ended 12/31/2009
Income Statement Data:
Revenue	$3,425,721	$3,099,090	$2,904,782
Costs and Expenses	(3,968,777)	(3,073,274)	(2,948,045)
Income/(Loss) From Operations	(543,056)	25,816	(43,263)
Interest and Other income and expense, net	1,118	403	2,593
Net Income/(Loss)	(347,438)	15,803	(27,389)
Net Income/(Loss) per Share	(347.44)	15.80	(27.39)
Common and Common Equivalent Shares Outstanding	1,000	1,000	1,000
Balance Sheet Data:
Working Capital	815,823	471,706	578,671
Total Assets	2,231,531	2,454,443	2,584,300
Retained Earnings	509,155	856,593	840,790
Stockholders’ Equity	2,094,346	2,290,534	2,417,624

PRO FORMA FINANCIAL INFORMATION

FUTURE HEALTH CARE OF AMERICA AND

INTERIM HEALTH CARE OF WYOMING, INC.

UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet aggregates the balance sheets of Future Health Care of America, ("PARENT"), (newly formed wholly owned subsidiary of Wizzard Software Corporation), as of June 22, 2012 and the  balance  sheet  of  Interim Health Care of Wyoming, Inc. as of June 30, 2012 ("SUBSIDIARIES"), accounting for the transaction as a dividend of Wizzard Software Corporation of the PARENT and SUBSIDIARY through  the distribution of 10,112,310 common shares of the PARENT (a spinoff) using the assumptions described in the following notes, giving effect to the transaction, as if the transaction had occurred as of June 30, 2012. The transaction is estimated to be completed by October 1, 2012.

The following unaudited pro forma condensed combined statement of operations reflects the results of operations of Interim Health Care of Wyoming. for six months ended June 30, 2012 and the twelve  month period  ended December 31, 2011, the results of operations of Future Health Care of America, for the period from inception on June 8, 2012 through June 22, 2012 and as if the  transaction  had  occurred  as of the January 1, 2011.

The pro forma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of Interim Health Care of Wyoming, Inc. These pro forma condensed combined financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on the date indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

FUTURE HEALTH CARE OF AMERICA AND

INTERIM HEALTH CARE OF WYOMING, INC.

UNAUDITED PROFORMA COMBINED BALANCE SHEET

As of June 30, 2012

	Interim June 30, 2012	FHA As of June 22, 2012	Pro forma adjustments		Pro forma Combined As of June 30, 2012
Cash	385,587	0	(250,000)	(c)	135,587
Accounts receivable, net	606,834	0			606,834
Prepaid expenses	30,143	0			30,143
Deferred tax asset, current	20,377	0			20,377
Total current assets	1,042,941	0	(250,000)		792,941

PP&E, net	2,496	0			2,496
Goodwill and Intangibles	1,189,661	0			1,189,661
Investment in Subsidiary	0	1	(1)	(a)	0

Deferred tax asset, noncurrent	84,587	0			84,587
Total assets	2,319,685	1	(250,001)		2,069,685

Accounts payable	30,895	0			30,895
Accrued expenses	89,069	0			89,069
Total current liabilities	119,964	0			119,964

Total liabilities	119,964	0			119,964

Common stock	1	1	10,110	(a,b)	10,112
APIC	1,423,620	0	(260,111)	(b,c)	1,163,509
Retained earnings	776,100	0			776,100
Total shareholders’ equity	2,199,721	1	(250,001)		1,949,721

Total liabilities & shareholder’s equity	2,319,685	1	(250,001)		2,069,685

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2012

	Interim June 30, 2012	FHA June 30, 2012	Pro forma adjustments		Pro forma Combined
Total revenues	$ 2,175,248	$0	$0		$2,175,248

Cost of services	1,427,636	0	0		1,427,636
Operating Expenses	481,698	0	0		481,698
Other income (loss)	1,031	0	0		1,031
Income taxes	0	0	0		0
Net income	$267,945	0	0		$267,945
Earnings per share:
Basic					$0.03
Diluted					$0.03
Weighted-average common shares outstanding:
Basic				(b)	10,112,310
Diluted				(b)	10,112,310

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2011

	Interim December 31, 2011	FHA December 31, 2011	Pro forma adjustments		Pro forma Combined
Total revenues	$ 3,425,721	$0	$0		$3,425,721

Cost of services	2,305,789	0	0		2,305,789
Operating Expenses	1,662,988	0			1,662,988
Other income (loss)	1,118	0	0		1,118
Income taxes	194,500	0	0		194,500
Net income	$(347,438)	0			$(347,438)
Earnings per share:
Basic					$(0.03)
Diluted					$(0.03)
Weighted-average common shares outstanding:
Basic				(b)	10,112,310
Diluted				(b)	10,112,310

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

FUTURE HEALTH CARE OF AMERICA AND

INTERIM HEALTH CARE OF WYOMING, INC.

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – Future Health Care of America

Future Health Care of America, (“Parent") was incorporated under the laws of the State of Wyoming on June 22, 2012 as a wholly owned subsidiary of Wizzard Software Corporation to facilitate the spinoff of Wizzard Software Corporation’s health care operations and to be in compliance with the terms of Subsidiary’s franchise agreement.

NOTE 2 – Interim Health Care of Wyoming, Inc.

Interim Healthcare of Wyoming, Inc. ["Subsidiary"], a Wyoming corporation and a wholly owned subsidiary of Wizzard Software Corporation, was organized on September 30, 1991.  Interim operates primarily in the home healthcare and healthcare staffing services in Wyoming and Montana.  On September 8, 2005, Wizzard Software Corporation purchased all of the issued and outstanding shares of Interim Healthcare of Wyoming, Inc. ["Interim"], a Wyoming corporation, in a transaction accounted for as a purchase.  On April 3, 2007, Interim purchased the operations of Professional Personnel, Inc., d.b.a., Professional Nursing Personnel Pool [“PNPP”].

NOTE 3   PROFORMA ADJUSTMENTS

On June 8, 2012, the Board of Directors of Wizzard Software Corporation (“WZE”) resolved to organize Parent to spin-off the operations of Subsidiary, wherein WZE ownership of Subsidiary was transferred to Parent and WZE’s Board of Directors declared a stock dividend of 1 common share stock credit of Parent to each common shareholder of WZE that is payable on a date to be determined to each WZE’s shareholders of record on such date.  The dividend will effectively spin-off the operations of Parent and Subsidiary to the shareholders of WZE.

In connection with the dividend WZE, Parent and Subsidiary entered into a separation agreement wherein Parent and Subsidiary agree to indemnify, defend and hold harmless WZE and their respective successors including:

Parent and Subsidiary will assume and agree to pay, perform, fulfill and discharge, and WZE will have no responsibility for, (i) all liabilities under any Employee Arrangements, (ii) all employment or service-related liabilities with respect to (A) all Subsidiary employees (and their dependents and beneficiaries), (B) former Subsidiary employees (and their dependents and beneficiaries) whose last employment with WZE related primarily to the Interim business and (C) any individual who is, or was, an independent contractor, temporary employee, consultant, leased employee, or non-payroll worker.

WZE and Subsidiary will each be responsibility for its payroll tax obligations and for the proper reporting to the appropriate Governmental Authorities of compensation earned by their respective employees after the Dividend Date, including compensation related to the exercise of options.

These arrangements require WZE to assume and/or indemnify Interim for, among other things, all past, present and future liabilities related to our business.  Interim shall indemnify, defend and hold harmless WZE and their respective successors and assigns from, against and in respect of any and all Indemnifiable losses arising out of, relating to or resulting from, directly or indirectly:

(1)

the failure of Parent and Subsidiary or any other person to pay, perform, satisfy or otherwise promptly discharge any Parent Subsidiary liabilities in accordance with their respective terms, whether prior to or after the Dividend Date or the date hereof;

(2)

Subsidiary, any Subsidiary liability, and any Subsidiary asset;

FUTURE HEALTH CARE OF AMERICA AND

INTERIM HEALTH CARE OF WYOMING, INC.

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(3) Subsidiary’s failure to observe from and after the Dividend Date its obligations under the Separation Agreement or any of the other separation documents;

(4) Any and all Liabilities arising out of or relating to the Separation, the Dividend, and/or the Registration Statement including, without limitation, any amounts it is required to pay to the Indemnified Parties and (ii) all amounts WZE is required to pay to directors of Subsidiary (c) but only to the extent not arising out of or relating to a WZE Indemnified Party’s failure to perform its obligations;

(5) Liabilities arising out of or relating to the oversight and/or management of the businesses and affairs of WZE prior to the Dividend Date; provided, that Interim’s responsibility for any such Liabilities will be based on an equitable allocation of such Liabilities between Subsidiary and WZE, based on the extent to which, as applicable: (i) such Liabilities arose out of or relate to the Subsidiary business, Subsidiary assets, and/or Subsidiary liabilities prior to the Dividend Date, and the WZE business, the WZE assets, and/or the WZE liabilities prior to the Dividend Date, and/or (ii) Subsidiary or WZE, as the case may be, benefited from the relevant WZE activities prior to the Dividend Date.

Proforma adjustments on the attached financial statements include the following:

(a)

To eliminate the investment in the subsidiary Interim Health Care of Wyoming, Inc.

(b)

To record the issuance of the 10,112,310 additional common shares of Future Health Care of America in payment and distribution of a dividend by Wizzard Software Corporation of 10,112,310 common shares of Future Health Care of America

(c)

(c)

To reflect the transfer of $250,000 of cash on July 30, 2012 from FHA to Wizzard Software, the parent company.

NOTE 4 - PROFORMA EARNINGS (LOSS) PER SHARE

The  proforma  earnings  (loss)  per  share  is  computed  based on the weighted average number of common shares  outstanding during the period plus the estimated shares issued in connection with the dividend (spinoff) had the  dividend been distributed at the beginning of the periods presented.

	For the Six Months Ended June 30, 2012	For the Year Ended December 31, 2011

Weight average number of common shares outstanding upon incorporation	1,000	1,000

Additional share issued and distributed as a dividend	10,111,310	10,111,310

Pro forma weighted average number of common shares outstanding during the period used in income per share after dividend(denominator)	10,112,310	10,112,310

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Audited financial statements as of December 31, 2011, 2010 and 2009 (see Appendix F) are provided in this Prospectus.  In addition, summary financial data is provided in “Selected Financial Data” above.

Current Operational Overview

WZE acquired Interim on September 8, 2005 and has operated the subsidiary with the oversight of management. WZE’s activity has been principally devoted to organizational activities, raising capital, evaluating operational opportunities and fulfilling regulatory requirements.  On March 16, 2008, Interim purchased an independent home healthcare agency in Billings, Montana and per the terms of the franchise agreement, converted the Billings agency to an Interim Healthcare franchise.

Results of Operations:

Six months ended June 30, 2012 compared to six months ended June 30, 2011:

During the first six months of 2012, Interim recorded revenues of $2,175,248, a 34% increase over revenues of $1,625,920 for the same period in 2011.  The increase for 2012 reflects an increase in revenue driven by the increased use of our staffing services in Billings, MT and growth in our healthcare business in Casper, WY.

In 2012, cost of services totaled $1,427,636, a 29% increase as compared to $1,108,539 in 2011. This is a reflection of the costs associated with the increase in revenue. Interim posted a gross profit of $747,612 during 2012, versus a gross profit of $517,381 for 2011, an increase of 45%.

Interim recorded total operating expenses of $481,698 during 2012, a 4% increase as compared to operating expenses of $462,612 in the same period of 2011.  General and administrative expenses totaled $160,034 in 2012 versus $146,593 in 2011, an increase of 9%, due to an increase in our liability insurance. Salaries, wages and related expenses decreased to $272,910 in 2012 from $278,849 in 2011, a decrease of 2%.  Selling expenses in 2012 were $40,887 versus $29,220 in 2011driven by an increased spending for advertising.

Interim’s net income available to common shareholders was $266,945 in 2012.  This represents a $211,490 increase, or 381%, from our net income of $55,455 in 2011.

Fiscal year ended December 31, 2011 compared to fiscal year ended December 31, 2010:

During 2011, Interim recorded revenues of $3,425,721, an 11% increase over revenues of $3,099,090 for the same period in 2010.  The increase for 2011 reflects an increase in revenue driven by the increased use of our staffing services in the Billings, MT location.

In 2011, cost of services totaled $2,305,789, a 10% increase as compared to $2,089,811 in 2010. This is a reflection of the costs associated with the increase in revenue. Interim posted a gross profit of $1,119,932 during 2011, versus a gross profit of $1,009,279 for 2010, an increase of 11%.

Interim recorded total operating expenses of $1,662,988 during 2011, a 69% increase as compared to operating expenses of $983,463 in the same period of 2010.  The increase is due to the recording of the non-cash charge for goodwill impairment.  General and administrative expenses totaled $306,348 in 2011 versus $349,430 in 2010, a decrease of 12%, due to measures taken to better manage overhead and administrative costs. Salaries, wages and related expenses decreased to $550,027 in 2011 from $561,617 in 2010, a decrease of 2%.  Selling expenses in 2011 were $61,889 versus $61,019 in 2010.

Interim’s net loss available to common shareholders was $347,438in 2011.  This represents a $363,241 decrease from our net income of $15,803 of 2010. The decrease is due to the recording of impairment of goodwill of $730,825, net of taxes in the fourth quarter of 2011.

Fiscal year ended December 31, 2010 compared to fiscal year ended December 31, 2009:

During 2010, Interim recorded revenues of $3,099,090, a 7% increase over revenues of $2,904,782 for the same period in 2009.  The increase for 2010 reflects an increase in revenue driven by the increased use of our staffing services in the Billings, Montana location combine with an increase in home healthcare services in the Casper, Wyoming location.

In 2010, cost of services totaled $2,089,811, a 6% increase as compared to $1,979,984 in 2009. This is a reflection of the costs associated with the increase in revenue. Interim posted a gross profit of $1,009,279 during 2010, versus a gross profit of $924,798 in 2009, an increase of 9%.

Interim recorded total operating expenses of $983,463 during 2010, a 2% increase as compared to operating expenses of $968,061 in the same period of 2009.  General and administrative expenses totaled $349,430 in the 2010 versus $318,793 in 2009, an increase of 9%, due to measures taken internally to better manage the business. Salaries, wages and related expenses remained unchanged at $561,617 in 2010 from $562,960 in 2009.  Selling expenses in 2010 were $61,019 versus $62,378 in 2009.

Interim’s net income available to common shareholders was $15,803 in 2010.  This represents a 158% increase from our net loss of $27,389 in 2009.

Inflation and seasonality:

Interim does not believe that inflation or seasonality will significantly affect its results of operation.

Liquidity and Capital Resources

Six months 2012 compared to six months 2011

Cash on hand was $385,587 at June 30, 2012, a decrease of $149,558 over the $535,145 on hand at December 31, 2011.  Cash provided by operations for the six months ended June 30, 2012, was $12,012, a decrease of $62,423 over the $74,435 cash provided by operations for the six months ended June 30, 2011.  The increase in accounts receivable is a direct result of the increased revenue experience during the first six months of 2012.  We continue to work on collection efforts to ensure timely receipt of cash.

Cash used by financing activities was $161,571 of payments to Wizzard during the first six months of 2012 versus $68,900 of cash investments made by the parent company during 2011.

This is a standard practice between Wizzard and FHA to transfer cash from the subsidiary to the Parent. Each quarter, the cash balance of each subsidiary is reviewed and the cash in excess of the amount used for maintaining normal operations is transferred to the Parent.  A review of upcoming expenditures and the accounts receivable balance is also considered in determining the amount to transfer.

2011 compared to 2010

Cash on hand was $535,145 at December 31, 2011, an increase of $329,238 over the $205,907 on hand at December 31, 2010.  Cash provided by operations for 2011, was $177,989, an increase of $175,004 over the $2,985 cash provided by operations for 2010.  The increase in accounts receivable is a direct result of the increase revenue, however, we have been able to maintain our timely collections process, which contributed to the increased cash position.  Additionally, our deferral of payments with the increase in accrued expenses also allowed our cash position to increase at December 31, 2011.

Cash provided by financing activities was $151,249 which was from cash investments made by the parent company, Wizzard.  In the 2010, Interim distributed payments of $142,892 to Wizzard.

2010 compared to 2009

Cash on hand was $205,907 at December 31, 2010, a decrease of $139,907 over the $345,814 on hand at December 31, 2009.  Cash provided by operations for the year ended December 31, 2010, was $2,985, a $147,749 decrease over the $150,734 cash provided by operations for the year ended December 31, 2009.   As we had to meet our financial payment obligations at the end of 2010, our accrued expenses decreased, thus reducing the cash balance. Additionally, the increased cost of workers’ compensation which requires a prepayment in the fourth quarter of 2010 also contributed to the decrease in our cash balance.

Cash used in financing activities was $142,892, which was for payments made to the parent company, Wizzard.  In 2009, Interim distributed payments of $378,762 to Wizzard.

Debt and Contractual Obligations

Interim maintains offices in Casper, Wyoming and Billings, Montana for our Interim Healthcare operation.  These facilities are rented for $4,750 and $1,447, respectively.  The Casper lease ends June 2018, and the Billings location entered a 3 year lease agreement effective March 1, 2011.

Critical Accounting Policies

Our discussion and analysis of our financial condition and the results of our operations are based upon our financial statements and the data used to prepare them. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. On an ongoing basis we re-evaluate our judgments and estimates including those related to bad debts, investments, long-lived intangible assets, and income taxes.

We base our estimates and judgments on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. Our estimates are guided by observing the following critical accounting policies.

Investments

Interim accounts for the purchase of debt and equity securities on a cost basis of accounting when at the time of the purchase the security does not have readily determinable fair values because it is either not publicly traded or is thinly traded and Interim does not have the ability to easily or readily convert the investment to cash in the open market.  Consequently, significant gains or losses may be recognized when the investment matures or is sold.  The size of the potential gain or loss is not easily estimated since there is no readily determinable fair value available.

Long-lived intangible assets

WZE evaluates its long-lived assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset.

Goodwill

Goodwill represents the excess of the purchase price over the fair market value of identifiable net assets of acquired companies. Goodwill is not amortized, but rather is tested at least annually for impairment or more frequently if triggering events or changes in circumstances indicate impairment. The Company adopted the new guidance of Accounting Standards Update No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (ASU 2010-28), which simplifies the goodwill impairment test by allowing the option to first assess qualitative factors in order to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Some of these qualitative factors may include macroeconomic conditions, industry and market considerations, a change in financial performance, entity-specific events, a sustained decrease in share price, and consideration of the difference between the fair value and carrying amount of a reporting unit as determined in the most recent quantitative assessment. If, through this qualitative assessment, the conclusion is made that it is more likely than not that a reporting unit's fair value is less than its carrying amount, a two-step impairment analysis is performed to estimate the fair value of goodwill. The first step involves comparing the fair value of a reporting unit to its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves comparing the implied fair value to the carrying amount of the goodwill of that reporting unit. If the carrying amount of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The fair value of each reporting unit during the quarter ended December 31, 2011 was less than the estimated fair value and an impairment charge of $730,825 was recorded.

Income taxes

WZE accounts for income taxes using the liability method, which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The Company anticipates earnings in the near future and the realization of the benefit of the deferred tax assets.

For a description of accounting changes and recent enacted accounting standards, including the expected dates of adoption and estimated effects, if any, on our financial statements, see “Note 1: Recently Enacted Accounting Standards” in the financial statements included elsewhere in this prospectus.

APPLICATION OF PROCEEDS

Since no money is being raised in this spin-off, no Application of Proceeds is here presented.

MARKET PRICE OF COMMON STOCK AND RELATED MATTERS

Market Information

While there has been a relatively liquid trading market for the shares of WZE, there has been no public trading market for the shares of FHA prior to the spin-off.  FHA intends to apply for quotation of its common stock on the OTCBB such that a secondary market will commence on the spin-off date.  There can be no assurance that we will be successful in this regard or that any established public market will develop for FHA’s common stock.

Holders

As of August 14, 2012, there were approximately 7,000 shareholders of record of WZE common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 14, 2012, information concerning expected beneficial ownership of our common stock after giving effect to the spin-off by:

•

Each person or entity known to us who will beneficially own more than five percent of the outstanding shares of FHA’s common stock;

•

Each person who we currently know will be one of FHA’s directors or named executive officers at the time of the spin-off; and

•

As a group, all persons who FHA currently knows will be FHA directors and executive officers at the time of the spin-off.

The following information:

•

Gives effect to the spin-off as if it had occurred on August 14, 2012, on which date 10,112,310 shares of FHA common stock were outstanding;

•

Reflects a 1 for 1 (100%) ratio of one share of FHA common stock for every share of WZE; and

The actual number of shares of common stock outstanding as of the spin-off date may differ to the extent that new WZE common shares are issued or repurchased between August 14, 2012 and the record date and if (while unlikely) the assumed conversion ratio differs from the actual ratio.  If the number of outstanding shares of WZE common stock increases to more than 10,112,310 shares as of the record date, the number of shares to be issued to the WZE stockholders in connection with the spin-off will increase accordingly, and FHA will amend the registration statement of which this Prospectus is a part to increase the number of shares registered thereunder.

Based on information furnished to us or on filings made under the Exchange Act by or on behalf of such person or entity, except as otherwise indicated in the footnotes below, FHA believes that each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally attributes beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such shares. Except as otherwise noted below, the address for each person listed in the following table is 5001 Baum Boulevard -- Suite 770, Pittsburgh, Pennsylvania 15213.

The following table summarizes certain information with respect to the beneficial ownership of FHA’s shares, immediately after the spin-off:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Owner %	Late Reports
10% Stockholders:
None
Directors:
Douglas Polinsky	112,500	1.1%	0
J. Gregory Smith	112,500	1.1%	0
Denis Yevstifeyev	112,500	1.1*	0
Executive Officers:
Christopher Spencer, Chief Executive Officer	551,829	5.5%	0
John L. Busshaus	345,184	3.4%	0
All directors and executive officers as a group (6 persons)	1,234,513	12.2%	0
All Other Shareholders	8,877,797	87.8%
Total Shares in Issue	10,112,310	100.0%

(1)	The address of each director and officer is c/o Wizzard Software Corporation, 5001 Baum Blvd. Suite 770, Pittsburgh, Pennsylvania 15213.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During Interim’s two most recent fiscal years and since then, no independent accountant who was previously engaged as the principal accountant to audit Interim’s financial statements, or any independent accountant who was previously engaged to audit a significant subsidiary and on whom the principal accountant expressed reliance in its report, has resigned (or indicated it has declined to stand for re-election after the completion of the current audit) or was dismissed.

RELATIONSHIP BETWEEN FHA AND WZE FOLLOWING THE SPIN-OFF

The specific terms and conditions of the spin-off are governed by a Separation Agreement between FHA and WZE.  In addition, FHA and WZE have entered into a Tax Matters Agreement in connection with the spin-off.

The material terms of the respective Agreements are described below. Copies of such Agreements have been filed as Exhibits to the Registration Statement of which this Prospectus forms a part, and the summaries of these documents that follow are qualified in their entirety by reference to the full text of these documents which are incorporated by reference into this Prospectus.

Arrangement Between FHA and WZE Relating to the Spin-Off

Separation Agreement

This Separation Agreement sets forth the agreements between FHA and WZE with respect to the principal corporate transactions required to effect the spin-off, and a number of other agreements governing the relationship between FHA and WZE following the spin-off. The Separation Agreement also provides for the transfer to FHA of all of the assets and liabilities relating to its business. However, FHA will only complete the spin-off if specified conditions are met. These conditions include:

•

The transfer to FHA of all of the assets and liabilities attributable to its business;

•

The SEC declaring effective the Form S-1 Registration Statement of which this Prospectus forms a part;

•

The listing of FHA common stock on the OTCBB;

•

Receipt of material consents and approvals; and

•

The absence of any injunction or similar order preventing the consummation of the spin-off.

Even if these conditions are satisfied, other events or circumstances, including litigation, could occur that could affect the timing or terms of the spin-off or FHA’s ability or plans to complete the spin-off.  As a result of any such events or circumstances, the spin-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the time frame contemplated.  The decision to effectuate or to abandon the spin-off is left to the sole discretion of WZE’s Board of Directors. In the event of a material change in the terms or the manner of the spin-off, we will file an amendment to the registration statement of which this prospectus is a part.  If there is such a change following the effective date of the registration statement, we will file a post-effective amendment thereto and will distribute a revised prospectus.

The Separation. WZE and FHA will take necessary actions to transfer to FHA any and all rights, title and interest in and to FHA Assets held by WZE.

Following the spinoff, all rights, title and obligations, of the parties will belong to FHA:

•

Cash balance held by FHA at the date of separation.

•

Any Certificates of deposit held by FHA at the date of separation.

•

All prepaid expenses including retainers and security deposits.

•

All furniture, fixtures, computers, and equipment.

•

All intercompany receivables from, payables to and investments in WZE.

 WZE will prepare and mail to all holders of its common, the Notice of Dividend. WZE and FHA will prepare, and FHA will file with the SEC any documentation for the Dividend and WZE and FHA will each use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

The closing of the Separation will take place on the Dividend Date and will be effective at close of business on the Dividend Date, unless the parties agree in writing to another time, date and place.  We anticipate the spin-off to be completed by October 1, 2012

WZE and FHA will use reasonable efforts to amend all contractual arrangements between WZE, any of its Subsidiaries and any other Person that relate to the FHA Business.

 WZE and FHA will eliminate all Intercompany Accounts.

All liabilities of FHA resulting from the operations of FHA’s business, including its contracts and assets;

•

All other liabilities reflected in the most recent balance sheet of FHA;

•

Any liabilities arising out of, relating to or resulting from, a specified list of litigation (none of which is anticipated);

•

Specified liabilities resulting from the spin-off;

•

Obligations and commitments under specified contracts; and

•

Any other liabilities.

We are unable to determine an exact dollar amount of the liabilities that FHA will assume under the agreement, but estimate it will be less than $20,000.

INDEMNIFICATION

FHA will indemnify WZE and their successors against any and all Indemnifiable Losses of the WZE Corporate Indemnified Parties from:

(a) the failure of FHA to satisfy any FHA Liabilities, whether prior to or after the Dividend Date;

(b) FHA’s failure to observe its obligations under the Separation Agreement;

(c) Any and all Liabilities arising from the Separation, the Dividend, and/or the Registration Statement and (ii) all amounts WZE is required to pay to directors of FHA;

 (d) Liabilities from the oversight and/or management of the businesses and affairs of WZE (collectively, the “WZE Management Activities”) prior to the Dividend Date.

WZE will indemnify FHA and the FHA Subsidiaries against any and all Indemnifiable Losses of the FHA Corporate Indemnified Parties from :

(a) the failure of FHA to pay to satisfy any FHA, whether prior to or after the Dividend Date;

(b) WZE’s failure to its obligations under the Separation Agreement;

(c) Liabilities from the WZE Management Activities prior to the Dividend Date.

WZE and FHA will jointly and severally indemnify, defend and hold harmless each of the officers, directors, employees, agents and advisors of WZE, and FHA against any and all indemnifiable losses resulting from, directly or indirectly, the spin-off..

In addition, the Separation Agreement also includes operating principles that will govern FHA’s and WZE’s conduct concerning, and use of, specified instruments and other technologies currently utilized by one or both of FHA and WZE.

Tax Matters Arrangement

The Tax Matters Agreement was entered into on June 22, 2012, between FHA and WZE for the purpose of completing the spin-off of FHA, and will govern FHA’s and WZE’s respective rights, responsibilities and obligations after the spin-off with respect to taxes. Below is a summary of the material terms of the agreement, including the provisions relating to indemnification of each party:

Preparation and Filing of Tax Returns

WZE has the responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any taxable period up to and including the Dividend Date;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to WZE and/or any WZE Subsidiary for any taxable period;

(c) all Non-Income Tax Returns with respect to WZE, or the WZE Business for any taxable period; and

(d) all Non-Income Tax Returns with respect to FHA, or the FHA Business, that are required to be filed on or prior to the Split-Off Date.

FHA has the responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to FHA for any taxable period that are required to be filed after the Split-Off Date; and

(b) all Non-Income Tax Returns with respect to FHA, or the FHA Business that is required to be filed after the Split-Off Date.

Liability for Ordinary Course Taxes

WZE will be liable for the following Taxes, and will be entitled to receive and retain all refunds of:

(a) all Taxes attributable to WZE, in each case for any and all periods,

(b) all Taxes attributable to FHA, the FHA Business, for all Pre-Split-Off Periods,

(c) all Taxes for which FHA may be liable by virtue of any agreement or arrangement with respect to Taxes entered into on or prior to the Split-Off Date.

FHA is liable for all Taxes attributable to all members of FHA or the FHA Business, for all Post-Split-Off Periods.

Indemnification

 WZE will indemnify FHA, and their directors, officers and employees, and hold them harmless against any and all Taxes for which WZE is liable under the Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of WZE, or any director, officer or employee to make any payment required to be made under the Agreement. FHA will indemnify WZE, and their directors, officers and employees, and hold them harmless against any and all Taxes for which FHA is liable under the Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of FHA or any director, officer or employee to make any payment required to be made under the Agreement.

WZE will indemnify FHA, and its directors, officers and employees, and hold them harmless from any cost, fine, penalty or other expense of any kind attributable to the failure of WZE in supplying FHA with inaccurate or incomplete information, in connection with the preparation of any Tax Return. FHA will indemnify WZE, and its directors, officers and employees, and hold them harmless from any cost, fine, penalty, or other expenses of any kind attributable to the failure of FHA in supplying WZE with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

Nothing in the Agreement will be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of WZE or FHA. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the Parties, all such determinations will be made without regard to any financial accounting tax asset or liability or other financial accounting items.

ABSENCE OF PUBLIC MARKET AND DIVIDEND POLICY

Public Market

WZE, which currently has approximately 7,000 common shareholders, will remain a reporting company under Section 13 of the Securities Exchange Act of 1934 after this spin-off. There is a public trading market on the NYSE MKT exchange for the shares of WZE.  The completion of the spin-off will not have any effect on the number of WZE shares held by each WZE stockholder.

While not currently a reporting company, FHA will become a Section 15(d) reporting company because of this registered spin-off concurrent with the date of this Prospectus.  Moreover, we believe that this registered spin-off and associated reporting status will permit FHA to qualify its shares for quotation on the OTCBB or other secondary markets for which FHA’s common shares may then qualify.  (See “Risk Factors”).  FHA intends to apply for quotations of its common stock on the OTCBB, but we cannot assure you when or if we will be successful in this regard or that any established public market will develop for FHA’s shares.

Dividend Policy

Short-term or long-term operations prospects may not result in a profit for WZE or FHA.  Therefore, neither company is likely to pay immediate dividends nor an investment in FHA is thus not suitable for investors seeking current income for financial or tax planning purposes.  Future dividends will be paid at the sole discretion of the respective Boards of Directors of WZE and FHA.

CAPITALIZATION

The following sets forth the capitalization of FHA as of June 30, 2012 [(the date of the Interim financials contained in the Prospectus)]:

a.

200,000,000 shares of one mill ($0.001) par value common stock authorized ,with 1,000 outstanding all held by WZE

b.

5,000,000 shares of one mill ($0.001) par value preferred stock, with such rights and preferences as the Board of Directors may determine.  As of the date hereof, there are no outstanding shares of preferred stock.

c.

Upon completion of the spin–off, FHA expects to have 10,112,310 common shares outstanding.

DILUTION

The percentage of equity that the stockholders of WZE will beneficially own immediately before and after the completion of the spin-off will remain unchanged.  The spin-off is designed to have no impact on the ownership interest of WZE’s stockholders immediately before and after the transaction is completed.  In addition, each such stockholder will hold the same percentage of equity in FHA at the completion of the spin-off that he/she/it then holds in WZE.

DESCRIPTION OF CAPITAL STOCK

FHA was incorporated on June 22, 2012 in the State of Wyoming.  Copies of its Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this Prospectus forms a part. The following information reflects FHA’s Articles of Incorporation and Bylaws as these documents will be in effect at the time of the consummation of the spin-off.

Authorized Capital Stock

FHA’s authorized capital stock consists of 205,000,000 shares, all of which have a par value of one mill ($0.001) per share.  Of the total shares, 200,000,000 are designated as common stock, and 5,000,000 are designated as preferred stock.  Immediately following the spin-off, FHA will have approximately 10,112,310 shares of common stock issued and outstanding, based upon the number of common shares, and warrants and options outstanding as of August 14, 2012.  As of the date hereof, FHA has no outstanding shares of preferred stock and we do not expect that any such shares will be outstanding at the time that the spin-off is completed.  The outstanding options and warrants of WZE will be converted to common stock of WZE prior to the spin-off of FHA.

Common Stock of FHA and WZE

The holders of FHA and WZE common stock (the “companies”) have equal rights, powers and privileges.

Voting Rights.    The holders of the companies’ common stock will be entitled to one vote for each share held, on all matters voted on by the companies’ stockholders, including elections of directors. The companies’ Articles of Incorporation do not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the companies’ stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

Dividends.    Holders of the companies’ common stock are entitled to receive dividends as, when and if dividends are declared by the respective Boards of Directors out of assets legally available for the payment of dividends.  It is not the current expectation of either of the companies to pay dividends.

Liquidation.    In the event of a liquidation, dissolution or winding up of the companies’ respective affairs, whether voluntary or involuntary, after payment of liabilities and obligations to creditors, the remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.  If there exist any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, the affected company would need to pay the applicable distribution to its holders of preferred stock before distributions are paid to the holders of the associated common stock.

Rights and preferences.    The companies’ common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that may be designated and issued in the future.

Preferred Stock of FHA

FHA’s Articles of Incorporation provide that its Board of Directors has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.  As of the date of this Prospectus, FHA’s Board of Directors has not designated any series of preferred stock and no shares of preferred stock will be issued in connection with the spin-off.

Anti-Takeover Effects of Certain Provisions of the Companies’ Articles of Incorporation and Bylaws

Board of Directors.  The companies’ Bylaws provide that, subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by a resolution adopted by the companies’ Board of Directors, but will not be less than three directors.  The current number of directors currently serving on each company’s Board of Directors is five.

The companies’ Bylaws further provide that, subject to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the respective Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of any outstanding class or series of preferred stock, any or all of the companies’ directors may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of their then outstanding capital stock entitled to vote generally in the election of directors.

Authorized Shares.  The companies’ Articles of Incorporation provide that each  may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by the respective Boards of Directors, and common stock. The companies will not solicit approval of their stockholders unless such Board of Directors believes that approval is advisable or is required by stock exchange regulations or the applicable corporation law.  This could enable the respective Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the affected company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of its management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the affected company.

Special Meetings.    The Bylaws of each company authorize special meetings of stockholders to be called by the Board of Directors, the Chairman of the Board or the President, or at the request of holders of at least 10% of the stock of each company.

Advance Notice Procedures.  The companies’ amended and restated By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by the respective companies’ Board of Directors, a committee thereof, or by a stockholder whose notice has been delivered to the company not less than 60 nor more than 90 days prior to the meeting.

For nominations to be properly brought before an annual meeting by a stockholder, such stockholder’s notice must set forth:

•

The name, age, business address and residence address of such nominee;

•

The number of shares of common stock of the applicable company which are owned beneficially by the nominee;

•

Any other information relating to such person that is required to be disclosed in proxy solicitations for the election of directors or is otherwise required pursuant to Regulation 14A of the Exchange Act;

•

The name and record address of the nominating stockholder; and

•

The number of company shares held by such stockholder.

The Chairman of each company’s Board of Directors has the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the advance notice procedures and, if any proposed nomination or business is not in compliance with its Bylaws, to declare that the defective proposed business or nomination will not be presented for stockholder action at the meeting and will be disregarded.

Transfer Agent and Registrar

Interwest Transfer Company Inc., 1981 East Murray-Holladay Road, Salt Lake City, Utah  84117 (Telephone:  801-272-9294) will be the transfer agent and registrar for the common stock of both FHA and WZE following the completion of the spin-off.

Emerging Growth Company

FHA may be deemed to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act.  As long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual nonbinding advisory vote on executive compensation and seeking nonbinding stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” for up to five years, although we would cease to be an “emerging growth company” prior to such time if we have more than $1 billion in annual revenue, more than $700 million in market value of our common stock is held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period.

SHARES ELIGIBLE FOR FUTURE SALES

After completion of the spin-off, there will be approximately 10,112,310 FHA shares of its common stock outstanding, based upon the number of shares of WZE’s common stock outstanding on August 14, 2012.  All of these shares will be freely transferable without restriction under the Securities Act except for shares that are owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, which includes FHA’s directors, executive officers and significant stockholders. Shares of FHA’s common stock held by affiliates may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of:  (i) 1% of the then outstanding shares of common stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by FHA’s affiliates also will be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be FHA’s affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about FHA is “available,” which means that, on the date of sale, FHA has been subject to the reporting requirements of the Exchange Act for at least 90 days and is current in its Exchange Act filings. After beneficially owning “restricted securities” for one year, FHA’s non-affiliates may engage in unlimited re-sales of such securities.

Shares received by FHA’s affiliates in the spin-off or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Stock Plans

FHA has no stock plans in effect. No prediction can be made as to the effect, if any, that market sales of restricted or freely trading shares will have on the market price of its common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for FHA’s common stock and could impair its future ability to raise capital through an offering of its equity securities.

LEGAL MATTERS

The validity of Shares being offered by this Prospectus will be passed upon by Branden T. Burningham, Esq.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements included in this Prospectus and in the Registration Statement have been audited by Gregory & Associates, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report, appearing as Appendix F to this Prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No expert named in the registration statement of which this Prospectus is a part as having prepared or certified any part thereof (or who is named as having prepared or certified a report or valuation for use in connection with the registration statement) or counsel for the registrant named in this Prospectus as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, had or is to receive in connection with the offering a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries or was connected with the registrant or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter, if there are no managing underwriters) voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

FHA has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of FHA common stock being registered hereunder. This Prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement and the exhibits thereto, to which reference is hereby made. You should refer to the Registration Statement, including its exhibits and schedules, for further information about WZE, its common stock and the FHA stock being spun-off pursuant to this Prospectus.

From and after the effective date of the spin-off, FHA will become subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we will file annual, quarterly and other reports and other information with the SEC.  WZE is also required to file annual quarterly and other information with the SEC, and such reports and other information may contain important information about us. For so long as FHA’s wholly-owned subsidiary, Interim, has been operating as a subsidiary of WZE, the results of Interim’s operations have been included in WZE’s consolidated financial statements. You may read and copy the Registration Statement and the reports and other information that FHA may in the future file at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. FHA’s future SEC filings will also be available to the public from commercial document retrieval services and at the Internet world-wide website maintained by the SEC at www.sec.gov. Please note that information included in FHA’s website does not form a part of this Prospectus.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized.  Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in FHA’s affairs since the date hereof.

Interim Healthcare of Wyoming, Inc.

Financial Statements

Interim Healthcare of Wyoming, Inc.

     4397 South Albright Drive, Salt Lake City, UT 84124

    (801) 277-2763 Phone • (801) 277-6509 Fax

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

INTERIM HEALTHCARE OF WYOMING, INC.

Pittsburgh, Pennsylvania 15213

We have audited the accompanying balance sheets of Interim Healthcare of Wyoming, Inc. as of December 31, 2011, 2010 and 2009, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2011, 2010 and 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, and audit of its internal controls over financial reporting for the years ended December 31, 2011, 2010 and 2009.  Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financial reporting for the years ended December 31, 2011, 2010 and 2009.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements audited by us present fairly, in all material respects, the financial position of Interim Healthcare of Wyoming, Inc. as of December 31, 2011, 2010 and 2009 and the results of their operations and their cash flows for the years ended December 31, 2011, 2010 and 2009, in conformity with generally accepted accounting principles in the United States of America.

/s/ Gregory & Associates, LLC

June 22, 2012

Salt Lake City, Utah

INTERIM HEALTHCARE OF WYOMING, INC.

 BALANCE SHEETS

	December 31, 2011		December 31, 2010		December 31, 2009
Interim Statement of Financial Position
CURRENT ASSETS:
Cash	535,145		205,907		345,814
Accounts receivable	382,137	[1]	281,867	[2]	272,351	[2]
Prepaid expenses	15,349		14,863		5,485
Deferred tax asset, current	20,377		21,721		21,289
Total current assets	953,008		524,358		644,939

PROPERTY AND EQUIPMENT, net	4,275		9,599		18,875
GOODWILL	1,189,661		1,920,486		1,920,486
DEFERRED TAX ASSET, NET	84,587		0		0
Total assets	2,231,531		2,454,443		2,584,300

CURRENT LIABILITIES:
Accounts payable	49,976		20,477		12,660
Accrued expenses	87,209		32,175		53,608
Total current liabilities	137,185		52,652		66,268

DEFERRED TAX LIABILITY, NET	0		111,257		100,408

Total liabilities	137,185		163,909		166,676

STOCKHOLDERS' EQUITY

Common stock	1	[3]	1	[3]	1	[3]
Additional paid-in capital	1,585,190		1,433,940		1,576,833
Retained Earnings	509,155		856,593		840,790
Total stockholders' equity	2,094,346		2,290,534		2,417,624
Total liabilities and stockholders' equity	2,231,531		2,454,443		2,584,300

[1] net of $20,200 allowance

[2] net of $34,200 allowance

[3] $.001 par value, 50,000 shares authorized, 1,000 shares issued and outstanding

The accompanying notes are an integral part of these financial statements.

INTERIM HEALTHCARE OF WYOMING, INC.

 STATEMENTS OF OPERATIONS

	Year ended
	December 31, 2011	December 31, 2010	December 31, 2009
Interim Statement of Operations
REVENUE
Total Revenue	3,425,721	3,099,090	2,904,782

COST OF SERVICES
Total Cost of Services	2,305,789	2,089,811	1,979,984

Gross Profit	1,119,932	1,009,279	924,798
OPERATING EXPENSES
Selling expenses	61,889	61,019	62,378
General and administrative	306,348	349,430	318,793
Salaries, wages and related expenses	550,027	561,617	562,960
Consulting fees	13,899	11,397	23,930
Impairment of goodwill	730,825	0	0
Total Operating Expenses	1,662,988	983,463	968,061
LOSS FROM OPERATIONS	(543,056)	25,816	(43,263)

OTHER INCOME (EXPENSE):
Interest income	261	440	1,741
Interest expense	(447)	(1,297)	(86)
Other income (expense)	1,304	1,260	938
Total Other Income (Expense)	1,118	403	2,593
INCOME(LOSS) BEFORE INCOME TAXES	(541,938)	26,219	(40,670)
CURRENT INCOME TAX EXPENSE (BENEFIT)	0	0	0
DEFERRED INCOME TAX EXPENSE (BENEFIT)	(194,500)	10,416	(13,281)
NET INCOME(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	(347,438)	15,803	(27,389)

BASIC INCOME (LOSS) PER COMMON SHARE	(347.44)	15.80	(27.39)
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,000	1,000	1,000
DILUTED INCOME (LOSS) PER COMMON SHARE -	(347.44)	15.80	(27.39)
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,000	1,000	1,000

The accompanying notes are an integral part of these financial statements.

INTERIM HEALTHCARE OF WYOMING, INC. STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31 2011, 2010 AND 2009

			Additional
	Common Stock		Paid In	Retained
	Shares	Amount	Capital	Earnings
Balance at December 31, 2008	1,000	$1	$1,955,595	$868,179

Distribution to Owner (Parent)	0	0	(378,762)	0

Net loss for the year ended December 31, 2009	0	0	0	(27,389)

Balance at December 31, 2009	1,000	$1	$1,576,833	$840,790

Distribution to Owner (Parent)	0	0	(142,892)	0

Net income for the year ended December 31, 2010	0	0	0	15,803

Balance at December 31, 2010	1,000	$1	$1,433,941	$856,593

Investment by Owner	0	0	151,249	0

Net loss for the year ended December 31, 2011	0	0	0	(347,438)

Balance at December 31, 2011	1,000	$1	$1,585,190	$509,155

The accompanying notes are an integral part of these financial statements.

INTERIM HEALTHCARE OF WYOMING, INC.
STATEMENTS OF CASH FLOWS

	December 31, 2011	December 31, 2010	December 31, 2009
Interim Statement of Cash Flows
Cash Flows from Operating Activities
Net income (loss)	(347,438)	15,803	(27,389)
Adjustments to reconcile net loss to net cash used in operating activities:

Change in deferred tax assets and liabilities	(194,500)	10,416	(13,281)
Change in allowance for doubtful accounts	(14,000)	0	0
Depreciation and amortization expense	5,325	9,275	12,682
Impairment of goodwill	730,825	0	0
Change in assets and liabilities:
Increase (Decrease) Accounts receivable	(86,270)	(9,516)	256,549
Increase (Decrease) Prepaid expenses	3,357	(11,696)	(188)
(Increase) Decrease Accounts payable	29,499	7,817	(25,733)
(Increase) Decrease Accrued expense	55,034	(21,432)	(27,755)
(Increase) Decrease Deferred revenue	(3,843)	2,318	(24,151)
Net Cash Provided by Operating Activities	177,989	2,985	150,734

Cash Flows from Investing Activities:
Purchase of property & equipment	0	0	0

Net Cash Used in Investing Activities	0	0	0

Cash Flows from Financing Activities:
Payments (to)/from Wizzard Software	151,249	(142,892)	(378,762)

Net Cash Used in Financing Activities	151,249	(142,892)	(378,762)

Net Increase (Decrease) in Cash	329,238	(139,907)	(228,028)
Cash at Beginning of Period	205,905	345,814	573,842
Cash at End of Period	535,144	205,907	345,814
Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	447	1,297	86
Income taxes	0	0	0

   Supplemental Disclosures of Non-Cash Investing and Financing

     Activities:

   For the Years Ended December 31, 2011, 2010 and 2009

         None

  The accompanying notes are an integral part of these financial statements

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization – Interim Healthcare of Wyoming, Inc. ["Interim"], a Wyoming corporation and a wholly owned subsidiary of Wizzard Software Corporation, was organized on September 30, 1991.  Interim operates primarily in the home healthcare and healthcare staffing services in Wyoming and Montana.  On September 8, 2005, Wizzard Software Corporation purchased all of the issued and outstanding shares of Interim Healthcare of Wyoming, Inc. ["Interim"], a Wyoming corporation, in a transaction accounted for as a purchase.  On April 3, 2007, Interim purchased the operations of Professional Personnel, Inc., d.b.a., Professional Nursing Personnel Pool [“PNPP”].

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Management made assumptions and estimates for determining reserve for accounts receivable, obsolete inventory and in determining the impairment of definite life intangible assets and goodwill.  Actual results could differ from those estimated by management.

Reclassification – The financial statements for the period ended prior to December 31, 2011 have been reclassified to conform to the headings and classifications used in the December 31, 2011 financial statements.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity date of three months or less when purchased to be cash equivalents.  At December 31, 2011, the Company had no cash balances in excess of federally insured limits.

Accounts Receivable - Accounts receivable consist of trade receivables arising in the normal course of business. At December 31, 2011 and 2010, the Company has an allowance for doubtful accounts of $20,200 and $34,200, respectively, which reflects the Company's best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. During the years ended December 31, 2011, 2010 and 2009, the Company adjusted the allowance for bad debt by $14,000, $0 and $0, respectively.

Depreciation - Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives.

Long-lived intangible assets

WZE evaluates its long-lived assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset.

Leases - The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) Topic 840, (formerly Statement of Financial Accounting Standards SFAS No. 13 "Accounting for Leases").  Leases that meet one or more of the capital lease criteria of standard are recorded as a capital lease, all other leases are operating leases.

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Goodwill - Goodwill is evaluated for impairment annually in the fourth quarter of the Company’s fiscal year, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows.  The company recorded an impairment charge of $730,825 on goodwill, during the quarter ended December 31, 2011as the estimated fair value of the reporting units was less than their estimated fair values.

Loss Per Share - The Company computes loss per share in accordance with FASB ASC Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive (see Note 7).

Income Taxes - The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes.  This topic requires an asset and liability approach for accounting for income taxes (see Note 5).

Advertising Costs - Advertising costs are expensed as incurred and amounted to $31,040, $32,703 and $50,199 for the period ending December 31, 2011, 2010 and 2009, respectively.

Fair Value of Financial Instruments - The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, accounts payable, and accrued expenses approximates their recorded values due to their short-term maturities.

 Revenue Recognition - Revenue is generated from various payor’s including Medicare, Medicaid, Insurance Companies, and various other entities and individuals.  In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue is recognized when persuasive evidence of an arrangement exists, services have been provided, the price of services is fixed or determinable, and collection is reasonably assured. Payments received prior to services being provided are recorded as a liability (deferred revenue) until such services are performed.  Revenue is recorded as net revenue in that contractual adjustments and discounts are deducted from Gross Revenue to determine net revenue.

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recently Enacted Accounting Standards

In December 2010, the FASB issued Accounting Standards Update No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (ASU 2010-28).  ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist.  ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 - PROPERTY & EQUIPMENT

The following is a summary of property and equipment at:

	Life	December 31, 2011	December 31, 2010	December 31, 2009

Furniture, fixtures and equipment	2-10 yrs	$89,084	$89,084	$89,084
		89,084	89,084	89,084
Less: Accumulated depreciation		(84,809)	(79,485)	(70,209)
Property & equipment, net		$4,275	$9,599	$18,875

Depreciation expense for the periods ended December 31, 2011, 2010 and 2009 was $5,325, $9,276 and $12,682, respectively.

NOTE 3 - GOODWILL

Impairment - During 2011, Wizzard Software Corporation the parent of the Company performed its annual test of impairment of goodwill by comparing the net carrying value of the intangible asset with the quoted market prices on the NYSE – MKT. The Fair value was estimated using the average closing quoted stock price of Wizzard Software Corporation during the fourth quarter of 2011.  Based upon the results of this analysis, it was determined that the goodwill was impaired. The Company recorded an impairment charge of $730,825 as a result of impairment testing.

Goodwill - The following is a summary of goodwill:

	For the periods ended
	December 31, 2011	December 31, 2010	December 31, 2009

Goodwill at beginning of period	$1,920,486	$1,920,486	$1,920,486
Impairment	(730,825)	-	-
Goodwill at end of period	$1,189,661	$1,920,486	$1,920,486

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - GOODWILL - continued

Goodwill consists of:	December 31,	December 31,	December 31,
	2011	2010	2009
Interim Healthcare of Wyoming – Casper	$585,881	$945,795	$945,795
Interim Healthcare of Wyoming - Billings	603,780	974,691	974,691
Total Goodwill	$1,189,661	$1,920,486	$1,920,486

NOTE 4 - CAPITAL STOCK

Common Stock - The Company has authorized 50,000 shares of common stock, $0.001 par value. As of December 31, 2011, 2010 and 2009, 1,000 shares were issued and outstanding.  The Company is a wholly owned subsidiary of Wizzard Software Corporation.

NOTE 5 - INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.  At December 31, 2011 and 2010, the total of all deferred tax assets was $104,965 and $21,721, respectively, and the total of the deferred tax liabilities was $0 and $111,256, respectively.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events. The Company believe it is more than likely not that the Company will have earnings in the near future and the realization of the benefit of the deferred tax assets.

The components of income tax expense (benefit) from continuing operations for the Years ended December 31, 2011, 2010 and 2009 consist of the following:

	For the Years Ended
	December 31
	2011	2010		2009
Current tax expense:			$
Federal	$0	0		0
State	0	0		0
Current tax expense	0	0		0

Deferred tax expense (benefit):
Allowance for doubtful accounts	5,072	0		0
Bonus accrual	(3,391)	189		(55)
Vacation accrual	(337)	(621)		(386)
Goodwill – impaired	(264,760)	0		0
Goodwill – tax amortization	46,383	46,383		46,383
Net operating loss carryforward	22,533	(35,536)		(59,223)
Valuation allowance	0	0		0
Subtotal deferred tax expense/(benefit)	(194,500)	10,416		(13,281)
Income tax expense/(benefit)	$(194,500)	$10,416		$(13,281)

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 5 – INCOME TAXES – continued

Deferred income tax expense/(benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

A reconciliation of income tax expense at the federal statutory rate to income tax expense at the company’s effective rate is as follows:

	For the Years Ended December 31,
	2011	2010	2009
Current deferred tax assets:
Computed tax at the expected statutory rate	$(184,259)	$8,915	$(13,828)
State and local income taxes, net of federal	(11,959)	640	(817)
Other non-deductible expenses	1,718	861	1,363
Change in valuation allowance	0	0	0
Income tax expense/(benefit)	$(194,500)	$10,416	$(13,281)

The temporary differences, tax credits and carryforwards gave rise to the following deferred tax asset December 31, 2011 and 2010:

	December 31,	December 31,	December 31,
	2011	2010	2009
Current deferred tax assets (liabilities):
Allowance for doubtful accounts	$6,950	$12,021	$12,021
Bonus accrual	5,072	1,681	1,870
Vacation accrual	8,356	8,019	7,398
Valuation allowance	0	0	0
Total current deferred tax assets (liabilities)	20,377	21,721	21,289

Long-term deferred tax assets (liabilities):
Excess of goodwill/intangible assets amortization for tax over book	12,362	(206,015)	(159,631)
Net operating loss carryforward	72,226	94,759	59,223
Valuation allowance	0	0	0
Total long-term deferred tax assets (liabilities)	$84,588	$(111,256)	$(100,408)
Net term deferred tax assets (liabilities)	$104,965	$(89,535)	$(79,119)

At December 31, 2011, the company has loss carryforwards totaling $199,000 that begin to expire in the year 2030.

We file U.S. federal, and U.S. states return, we are generally no longer subject to tax examinations for years prior to 2007 for U.S. federal and U.S. states tax returns.

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - LEASES

Operating Lease - The Company leases office space in Casper, Wyoming for $4,750 a month through June 2018.  The Company further leases space in Billings, Montana for of $1,406 a month through February 2014.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2011 are as follows:

Year ending December 31

 Lease Payments

2012

73,872

2013

73,872

2014

59,812

2015

57,000

2016

57,000

Thereafter

85,500

______________

Total Minimum Lease Payments

$

407,056

Lease expense charged to operations was $73,872, $61,200 and $61,200 for the periods ended December 31, 2011, 2010 and 2009, respectively.

NOTE 7 – INCOME/(LOSS) PER SHARE

The following data shows the amounts used in computing loss per share and the weighted average number of shares of common stock outstanding for the periods presented for the periods ended:

	December 31, 2011	December 31, 2010	December 31, 2009
Income/(Loss) from continuing operations available to common stockholders (numerator)	$(347,438)	$15,803	$(27,389)
Income/(Loss) available to common stockholders (numerator)	(347,438)	15,803	(27,389)
Weighted average number of common shares outstanding during the period used in loss per share (denominator)	1,000	1,000	1,000

NOTE 8 - CONCENTRATION OF REVENUES

For 2011, 2010 and 2009, Medicare and Medicaid reimbursement was 39%, 44% and 43% of revenue, respectively.

The following is a break out of revenue by major customer:

	2011	2010	2009
Medicare	476,078	403,938	550,941
Medicaid	912,261	955,337	854,280
All Other	2,037,382	1,739,815	1,499,561
Total Sales	3,425,721	3,099,090	2,904,782

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 9 - SUBSEQUENT EVENTS

Subsequent events have been evaluated through the date and time of this report:

On June 8, 2012, the Board of Directors of Wizzard Software Corporation (WZE) resolved to organize Future Healthcare of America (FHA) to spin-off the operations of Interim Health Care of Wyoming, Inc., (Interim) wherein WZE ownership of Interim was transferred to FHA and Wizzard Software Corporation’s Board of Directors declared a stock dividend of 1 common share stock credit of FHA to each common shareholder of WZE that is payable on September 5, 2012 to each WZE’s shareholders of record on September 5, 2012.  The Dividend will effectively spin-off the operations of FHA to the shareholders of WZE.

In connection with the dividend WZE and FHA and its wholly owned subsidiary, Interim Health Care of Wyoming, Inc. (Interim), entered into a spin-off agreement wherein FHA and Interim agree to indemnify, defend and hold harmless WZE including:

Interim will assume and agree to pay for, (i) all liabilities under any Employee Arrangements, (ii) all employment or service-related liabilities with respect to (A) all Interim employees (and their dependents and beneficiaries), (B) former Interim employees (and their dependents and beneficiaries) whose last employment with WZE related primarily to the Interim business and (C) any individual who is, or was, an independent contractor, temporary employee, consultant, leased employee, or non-payroll worker.

WZE and Interim will each be responsible for its payroll tax obligations and for the proper reporting to the appropriate Governmental Authorities of compensation earned by their respective employees after the Dividend Date, including compensation related to the exercise of options.

These arrangements require WZE to indemnify Interim form all past, present and future liabilities related to our business.  Interim shall indemnify WZE from any and all losses arising resulting from:

(a) the failure of Interim, any Interim Subsidiary or any other person to satisfy any Interim liabilities in accordance with their respective terms, whether prior to or after the Dividend Date or the date hereof;

(b) any Interim liability, and any Interim asset;

(c) Interim’s failure to observe its obligations under the Separation Agreement or any of the other separation documents;

(d) Any and all Liabilities relating to the Separation, the Dividend, and/or the Registration Statement including, any amounts it is required to pay to the Indemnified Parties and (ii) all amounts WZE is required to pay to directors of Interim;

(e) Liabilities arising from the oversight and/or management of the businesses and affairs of WZE prior to the Dividend Date.

Interim Healthcare of Wyoming, Inc.

Financial Statements

The Unaudited Financial Statements of the Company were prepared by management and commence on the following page, together with related notes.  In the opinion of management, the Unaudited Consolidated Financial Statements fairly present the financial condition of the Company.

Interim Healthcare of Wyoming, Inc.

INTERIM HEALTHCARE OF WYOMING, INC.

 BALANCE SHEETS

	June 30, 2012		December 31, 2011
Interim Statement of Financial Position
CURRENT ASSETS:
Cash	385,587		535,145
Accounts receivable	606,834	[1]	382,137	[1]
Prepaid expenses	30,143		15,349
Deferred tax asset, current	20,377		20,377
Total current assets	1,042,941		953,008

PROPERTY AND EQUIPMENT, net	2,496		4,275
GOODWILL	1,189,661		1,189,661
DEFERRED TAX ASSET, NET	84,587		84,587
Total assets	2,319,685		2,231,531

CURRENT LIABILITIES:
Accounts payable	30,895		49,976
Accrued expenses	89,069		87,209
Total current liabilities	119,964		137,185

DEFERRED TAX LIABILITY, NET	0		0

Total liabilities	119,964		137,185

STOCKHOLDERS' EQUITY

Common stock	1	[2]	1	[2]
Additional paid-in capital	1,423,620		1,585,190
Retained Earnings	776,100		509,155
Total stockholders' equity	2,199,721		2,094,346
Total liabilities and stockholders' equity	2,319,685		2,231,531

[1] net of $20,200 allowance

[2] $.001 par value, 50,000 shares authorized, 1,000 shares issued and outstanding

The accompanying notes are an integral part of these financial statements.

INTERIM HEALTHCARE OF WYOMING, INC.

 STATEMENTS OF OPERATIONS

	April 1 to June 30, 2012	April 1to June 30, 2011	Jan. 1 to June 30, 2012	Jan. 1 to June 30, 2011
Interim Statement of Operations
REVENUE
Total Revenue	1,166,954	776,469	2,175,248	1,625,920

COST OF SERVICES
Total Cost of Services	758,576	521,623	1,427,636	1,108,539

Gross Profit	408,378	254,846	747,612	517,381
OPERATING EXPENSES
Selling expenses	23,515	11,595	40,887	29,220
General and administrative	74,859	59,931	160,034	146,593
Salaries, wages and related expenses	133,650	129,277	272,910	278,849
Consulting fees	3,711	5,315	7,867	7,950
Total Operating Expenses	235,735	206,118	481,698	462,612
LOSS FROM OPERATIONS	172,643	48,728	265,914	54,769

OTHER INCOME (EXPENSE):
Interest income	43	73	139	140
Interest expense	0	0	0	(447)
Other income (expense)	17	340	892	993
Total Other Income (Expense)	60	413	1,031	686
INCOME(LOSS) BEFORE INCOME TAXES	172,703	49,141	266,945	55,455
CURRENT INCOME TAX EXPENSE (BENEFIT)	0	0	0	0
DEFERRED INCOME TAX EXPENSE (BENEFIT)	0	0	0	0
NET INCOME(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	172,703	49,141	266,945	55,455

BASIC INCOME (LOSS) PER COMMON SHARE	172.70	49.14	266.95	55.46
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,000	1,000	1,000	1,000
DILUTED INCOME (LOSS) PER COMMON SHARE -	172.70	49.14	266.95	55.46
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,000	1,000	1,000	1,000

The accompanying notes are an integral part of these financial statements.

INTERIM HEALTHCARE OF WYOMING, INC. STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE PERIODS ENDED JUNE 30, 2012, DECEMBER 31 2011AND 2010

			Additional
	Common Stock		Paid In	Retained
	Shares	Amount	Capital	Earnings
Balance at December 31, 2009	1,000	$1	$1,576,833	$840,790

Distribution to Owner (Parent)	0	0	(142,892)	0

Net income for the year ended December 31, 2010	0	0	0	15,803

Balance at December 31, 2010	1,000	$1	$1,433,941	$856,593

Investment by Owner	0	0	151,249	0

Net loss for the year ended December 31, 2011	0	0	0	(347,438)

Balance at December 31, 2011	1,000	$1	$1,585,190	$509,155

Distribution to Owner (Parent)	0	0	(161,571)	0

Net income for the six months ended June 30, 2012	0	0	0	266,945

Balance at June 30, 2012	1,000	$1	$1,423,619	$776,100

The accompanying notes are an integral part of these financial statements.

INTERIM HEALTHCARE OF WYOMING, INC.
STATEMENTS OF CASH FLOWS

	June 30, 2012	June 30, 2011
Interim Statement of Cash Flows
Cash Flows from Operating Activities	266,945	55,455
Net income (loss)
Adjustments to reconcile net loss to net cash used in operating activities:

Change in deferred tax assets and liabilities	0	0
Change in allowance for doubtful accounts	0	(14,000)
Depreciation and amortization expense	1,778	2,875
Impairment of goodwill	0	0
Change in assets and liabilities:
Increase (Decrease) Accounts receivable	(224,697)	23,320
Increase (Decrease) Prepaid expenses	(19,842)	(9,266)
(Increase) Decrease Accounts payable	(19,080)	(10,724)
(Increase) Decrease Accrued expense	(1,625)	30,270
(Increase) Decrease Deferred revenue	8,533	(3,495)
Net Cash Provided by Operating Activities	12,012	74,435

Cash Flows from Investing Activities:
Purchase of property & equipment	0	0

Net Cash Used in Investing Activities	0	0

Cash Flows from Financing Activities:
Payments (to)/from Wizzard Software	(161,571)	68,900

Net Cash Provided/ (Used) by Financing Activities	(161,571)	68,900

Net Increase (Decrease) in Cash	(149,559)	143,335
Cash at Beginning of Period	535,144	205,907
Cash at End of Period	385,585	349,242
Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	0	447
Income taxes	0	0

   Supplemental Disclosures of Non-Cash Investing and Financing

     Activities:

   For the Six Months Ended June 30, 2012 and 2011

         None

  The accompanying notes are an integral part of these financial statements

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization – Interim Healthcare of Wyoming, Inc. ["Interim"], a Wyoming corporation and a wholly owned subsidiary of Wizzard Software Corporation, was organized on September 30, 1991.  Interim operates primarily in the home healthcare and healthcare staffing services in Wyoming and Montana.  On September 8, 2005, Wizzard Software Corporation purchased all of the issued and outstanding shares of Interim Healthcare of Wyoming, Inc. ["Interim"], a Wyoming corporation, in a transaction accounted for as a purchase.  On April 3, 2007, Interim purchased the operations of Professional Personnel, Inc., d.b.a., Professional Nursing Personnel Pool [“PNPP”].

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Management made assumptions and estimates for determining reserve for accounts receivable, obsolete inventory and in determining the impairment of definite life intangible assets and goodwill.  Actual results could differ from those estimated by management.

Reclassification – The financial statements for the period ended prior to June 30, 2012 have been reclassified to conform to the headings and classifications used in the June 30, 2012 financial statements.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity date of three months or less when purchased to be cash equivalents.  At June 31, 2012, the Company had no cash balances in excess of federally insured limits.

Accounts Receivable - Accounts receivable consist of trade receivables arising in the normal course of business. At June 30, 2012 and 2011, the Company has an allowance for doubtful accounts of $20,200, which reflects the Company's best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. During the six months ended June 30, 2012 and 2011, the Company adjusted the allowance for bad debt by $0 and $14,000, respectively.

Depreciation - Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives.

Leases - The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) Topic 840, (formerly Statement of Financial Accounting Standards SFAS No. 13 "Accounting for Leases").  Leases that meet one or more of the capital lease criteria of standard are recorded as a capital lease, all other leases are operating leases.

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Goodwill - Goodwill is evaluated for impairment annually in the fourth quarter of the Company’s fiscal year, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows.  The company recorded an impairment charge of $730,825 on goodwill during the quarter ended December 31, 2011as the estimated fair value of the reporting units was less than their estimated fair values.

Loss Per Share - The Company computes loss per share in accordance with FASB ASC Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive (see Note 7).

Income Taxes - The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes.  This topic requires an asset and liability approach for accounting for income taxes (see Note 5).

Advertising Costs - Advertising costs are expensed as incurred and amounted to $24,280 and $16,750 for the periods ending June 30, 2012 and 2011, respectively.

Fair Value of Financial Instruments - The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, accounts payable, and accrued expenses approximates their recorded values due to their short-term maturities.

Revenue Recognition - Revenue is generated from various payor’s including Medicare, Medicaid, Insurance Companies, and various other entities and individuals.  In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue is recognized when persuasive evidence of an arrangement exists, services have been provided, the price of services is fixed or determinable, and collection is reasonably assured. Payments received prior to services being provided are recorded as a liability (deferred revenue) until such services are performed.  .  Revenue is recorded as net revenue in that contractual adjustments and discounts are deducted from Gross Revenue to determine net revenue.

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recently Enacted Accounting Standards

In December 2010, the FASB issued Accounting Standards Update No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (ASU 2010-28).  ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist.  ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 - PROPERTY & EQUIPMENT

The following is a summary of property and equipment at:

	Life	June 30, 2012	December 31, 2011

Furniture, fixtures and equipment	2-10 yrs	$89,084	$89,084
		89,084	89,084
Less: Accumulated depreciation		(86,588)	(84,809)
Property & equipment, net		$2,496	$4,275

Depreciation expense for the periods ended June 30, 2012 and 2011 was $1,778 and $2,875, respectively.

NOTE 3 - GOODWILL

Impairment - During 2011, Wizzard Software Corporation the parent of the Company performed its annual test of impairment of goodwill by comparing the net carrying value of the intangible asset with the quoted market prices on the NYSE – MKT. The Fair value was estimated using the average closing quoted stock price of Wizzard Software Corporation during the fourth quarter of 2011.  Based upon the results of this analysis, it was determined that the goodwill was impaired. The Company recorded an impairment charge of $730,825 as a result of impairment testing.

Goodwill - The following is a summary of goodwill:

	For the periods ended
	June 30, 2012	December 31, 2011

Goodwill at beginning of period	$1,189,661	$1,920,486
Impairment	-	(730,825)
Goodwill at end of period	$1,189,661	$1,189,661

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - GOODWILL - continued

Goodwill consists of:	June 30,	December 31,
	2012	2011
Interim Healthcare of Wyoming – Casper	$585,881	$585,881
Interim Healthcare of Wyoming - Billings	603,780	603,780
Total Goodwill	$1,189,661	$1,189,661

NOTE 4 - CAPITAL STOCK

Common Stock - The Company has authorized 50,000 shares of common stock, $0.001 par value. As of June 30, 2012 and December 31, 2011, 1,000 shares were issued and outstanding.  The Company is a wholly owned subsidiary of Future Healthcare of America which is a wholly owned subsidiary of Wizzard Software Corporation.

NOTE 5 - INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.  At December 31, 2011 and 2010, the total of all deferred tax assets was $104,965 and $21,721, respectively, and the total of the deferred tax liabilities was $0 and $111,256, respectively.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events. The Company anticipates earnings in the near future and the realization of the benefit of the deferred tax assets.

We file U.S. federal, and U.S. states return, we are generally no longer subject to tax examinations for years prior to 2007 for U.S. federal and U.S. states tax returns.

NOTE 6 - LEASES

Operating Lease - The Company leases office space in Casper, Wyoming for $4,750 a month through June 2018.  The Company further leases space in Billings, Montana for of $1,447 a month through February 2014.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2011 are as follows:

Year ending December 31

 Lease Payments

2012

74,364

2013

74,364

2014

59,894

2015

57,000

2016

57,000

Thereafter

85,500

______________

Total Minimum Lease Payments

$

408,122

Lease expense charged to operations was $36,981 and $36,827 for the periods ended June 30, 2012 and 2011, respectively.

INTERIM HEALTHCARE OF WYOMING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 – INCOME/(LOSS) PER SHARE

The following data shows the amounts used in computing loss per share and the weighted average number of shares of common stock outstanding for the periods presented for the periods ended:

	June 30, 2012	June 30, 2011
Income/(Loss) from continuing operations available to common stockholders (numerator)	$267,686	$55,455
Income/(Loss) available to common stockholders (numerator)	267,686	55,455
Weighted average number of common shares outstanding during the period used in loss per share (denominator)	1,000	1,000

NOTE 8 - SUBSEQUENT EVENTS

Subsequent events have been evaluated through the date and time of this report:

On June 22, 2012, Wizzard Software Corporation (WZE) organized Future Healthcare of America (FHA) to spin-off the operations of Interim Health Care of Wyoming, Inc., (Interim) wherein WZE ownership of Interim was transferred to FHA and Wizzard Software Corporation’s Board of Directors declared a stock dividend of 1 common share stock credit of FHA to each common shareholder of WZE that is payable on September 5, 2012 to each WZE’s shareholders of record on September 5, 2012.  The Dividend will effectively spin-off the operations of FHA to the shareholders of WZE.

This is a standard practice between Wizzard and FHA to transfer cash from the subsidiary to the Parent. Each quarter, the cash balance of each subsidiary is reviewed and the cash in excess of the amount used for maintaining normal operations is transferred to the Parent.  A review of upcoming expenditures and the accounts receivable balance is also considered in determining the amount to transfer.